Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

Husky Ventures, Inc.,

Silverstar of Nevada, Inc.,

Maximus Exploration, LLC, and

Atwood Acquisitions, LLC

collectively, as Sellers,

and

Gastar Exploration Inc.

as Buyer

dated

October 14, 2015

TABLE OF CONTENTS

Page

Article I
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms1

Article II
PURCHASE AND SALE

2.1	Purchase and Sale2
2.2	Excluded Assets4
2.3	Reserved Overriding Royalty Interest4
2.4	Effective Time; Proration of Costs and Revenues4

Article III
PURCHASE PRICE

3.1	Purchase Price5
3.2	Deposit6
3.3	Adjustments to Purchase Price6
3.4	Preliminary Settlement Statement9
3.5	Final Settlement Statement9
3.6	Accounting Disputes10

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Organization, Existence and Qualification11
4.2	Authority, Approval and Enforceability11
4.3	No Conflicts11
4.4	Consents11
4.5	Bankruptcy11
4.6	Foreign Person11
4.7	Litigation11
4.8	Material Contracts12
4.9	No Violation of Laws13
4.10	Preferential Purchase Rights13
4.11	Leases13
4.12	Environmental Matters13
4.13	Taxes14
4.14	Brokers’ Fees15
4.15	Royalties15
4.16	Imbalances15
4.17	Current Commitments15
4.18	Wells15
4.19	No Undisclosed Liabilities16

i

4.20	Guarantees16
4.21	No Prepayments16
4.22	Compliance with Permits16
4.23	Encumbrances16
4.24	Condemnation16
4.25	Drilling Obligations16
4.26	Accredited Investor16
4.27	Employment17
4.28	Personal Property and Equipment17
4.29	Accuracy of Background Materials18
4.30	Sufficient Rights to Operate18
4.31	Invoices18
4.32	Outstanding Assignments18
4.33	FERC18

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization and Existence19
5.2	Authority, Approval and Enforceability19
5.3	No Conflicts19
5.4	Consents19
5.5	Brokers’ Fees19
5.6	Accredited Investor19

Article VI
CERTAIN AGREEMENTS

6.1	Non-Competition20
6.2	Affiliate Contracts21
6.3	Imbalances21
6.4	Public Announcements; Confidentiality21
6.5	Thunderbird’s Gas Gathering System in the Chisholm Trail Prospect22
6.6	Casualty or Condemnation Loss22
6.7	Access23
6.8	Government Reviews24
6.9	Operation of Business24
6.10	Suspense Funds26
6.11	Certain Agreements Pertaining to the Prairie Grove Prospect26
6.12	Release of Liens26
6.13	Thunderbird Dedication Prairie Grove Reserved Section26
6.14	Records27
6.15	Unruh Well27
6.16	Assignments of Overriding Royalty Interest27
6.17	Outstanding Assignments27
6.18	Financial Statements28

Article VII
CONDITIONS TO CLOSING

7.1	Sellers’ Conditions to Closing29
7.2	Buyer’s Conditions to Closing30

Article VIII
CLOSING

8.1	Closing31
8.2	Place of Closing32
8.3	Closing Obligations32

Article IX
DISCLAIMERS

9.1	Disclaimers33

Article X
TITLE MATTERS AND ENVIRONMENTAL MATTERS

10.1	Title Defects35
10.2	Title Dispute Resolution38
10.3	Environmental Defects39
10.4	Environmental Dispute Resolution40
10.5	Preferential Purchase Rights and Consents to Assign41

Article XI
TERMINATION

11.1	Termination42
11.2	Effect of Termination43
11.3	Remedies Upon Termination43

Article XII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1	Assumption by Buyer44
12.2	Assumption by Sellers45
12.3	Indemnities by Sellers45
12.4	Indemnities by Buyer46
12.5	Limitation on Liability46
12.6	Escrow Amount47
12.7	Express Negligence48
12.8	Exclusive Remedy48
12.9	Indemnification Procedures48
12.10	Survival50
12.11	Waiver of Right to Rescission50
12.12	Non-Compensatory Damages51
12.13	Treatment of Indemnification Payments51

Article XIII
MISCELLANEOUS

13.1	Expenses and Taxes51
13.2	Assignment53
13.3	Preparation of Agreement54
13.4	Notices54
13.5	Further Cooperation55
13.6	Entire Agreement; Conflicts56
13.7	Parties in Interest56
13.8	Amendment56
13.9	Waiver; Rights Cumulative56
13.10	Governing Law; Jurisdiction57
13.11	Joint and Several Liability57
13.12	Severability57
13.13	Counterparts58
13.14	Seller Representative58

iv

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I―Defined Terms

Annex I―Settlement Agreement

Annex II―Prospects

Annex III―Prairie Grove Prospect Agreement

Exhibit A-1―Leases

Exhibit A-2―Wells

Exhibit A-3―Contracts

Exhibit A-4―Permits and Other Licenses

Exhibit A-5―Gathering Systems

Exhibit A-6―Equipment

Exhibit B―Form of Assignment and Bill of Sale

Exhibit C―Form of Buyer Assignment and Bill of Sale

Exhibit D―Other Excluded Assets

Exhibit E―Certain Well Locations

Exhibit F―Applicable Consents

Exhibit G―Form of Escrow Agreement

Exhibit H―Buyer Leases

Exhibit I―Buyer Excluded Assets

Schedule 2.1(m)―Certain Claims

Schedule 4.4―Sellers’ Consents

Schedule 4.7―Litigation

Schedule 4.8―Material Contracts

Schedule 4.11(c) ―Leases – Production/Imbalances/AFE/Call-Upon/Option to Purchase

Schedule 4.11(d) ―Shut-in Leases

Schedule 4.12―Environmental Matters

Schedule 4.15―Royalties

Schedule 4.16―Imbalances

Schedule 4.17―Current Commitment

Schedule 4.18―Payout Balances

Schedule 4.20—Guarantees

Schedule 4.21—No Prepayments

Schedule 4.22—Compliance with Permits

Schedule 4.25—Drilling Obligations

Schedule 4.30—Sufficient Rights to Operate

Schedule 4.31—Invoices

Schedule 4.32—Outstanding Assignments

Schedule 5.4—Buyer’s Consents

Schedule 6.1—Existing Negotiations

Schedule A-1―Contested Liens

Schedule 6.5Thunderbird Chisholm Gathering System

Schedule 6.13-APrairie Grove Gas Gathering Agreement

Schedule 6.13-BPrairie Grove Gas Purchase Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 14th day of October 2015 (the “Execution Date”), by and between Husky Ventures, Inc., an Oklahoma corporation (“Husky”), Silverstar of Nevada, Inc. a Nevada corporation (“Silverstar”), Maximus Exploration, LLC, an Oklahoma limited liability company (“Maximus”) and Atwood Acquisitions, LLC, an Oklahoma limited liability company (“Atwood”, and together with Husky, Silverstar and Maximus, collectively, “Sellers” and each, a “Seller”) and Gastar Exploration Inc., a Delaware corporation (“Buyer”).  Sellers and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers and Buyer desire to settle certain disputes in accordance with that certain settlement agreement attached hereto as Annex I (the “Settlement Agreement”);

WHEREAS, in connection with the execution and delivery of the Settlement Agreement, Sellers desire to sell and assign, and Buyer desires to purchase and pay for, all of Sellers’ right, title and interest in and to the Assets, less and except the Excluded Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1Defined Terms.  Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.1References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this

Exhibit 2.1

Agreement.  The use of “or” is not intended to be exclusive unless the context requires otherwise and can be construed to mean “and” where the context requires.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  If the last day of the period so computed under this Agreement is not a Business Day then the period will run until the end of the next Business Day.  Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes.  References to any Law shall mean such Law as it may be amended from time to time.

Article II
PURCHASE AND SALE

2.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, all of Sellers’ and their respective Affiliates’ right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(n), less and except the Excluded Assets (all of Sellers’ and their respective Affiliates’ right, title and interest in and to such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a)all oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, assignments, term assignments, net profit interests, payments out of production, carried interests, reversionary rights, contractual rights to production or other interests in Hydrocarbons (other than fee mineral interest, royalty interests or overriding royalty interests)  in, under, or that may be produced from or attributable to lands located in the Chisholm Trail Prospect, the Chisholm Trail-Chesapeake Prospect, the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect, including the oil and gas leases described in Exhibit A-1, together with any and all other right, title and interest of Sellers in and to the leasehold estates or other rights and interests created by any of the foregoing, subject to the terms, conditions, covenants and obligations set forth in such leases (all such leases and interests, collectively, the “Leases”);

(b)all oil and gas wells, water wells, carbon dioxide wells, salt water disposal wells, injection wells, observation wells, and other wells and wellbores located on or used in connection with the Leases or the Units and described on Exhibit A-2, whether producing, shut in, or temporarily abandoned, less and except the RedHawk disposal well and associated facilities owned by RedHawk Disposal, LLC   (the “Wells”);

(c)all rights and interests in, under or derived from all unitization, communitization, and pooling orders and agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(d)all joint operating agreements, surface use agreements, and other contracts, agreements and instruments, in each case as set forth on Exhibit A-3, unless expressly terminated by Sellers pursuant to the terms of this Agreement, in writing, prior to Closing (the “Contracts”);

Exhibit 2.1

(e)all franchises, approvals, permits, consents, certificates, licenses (including seismic or geophysical licenses), servitudes, easements, rights-of-way and other authorizations and rights granted by third Persons that relate to, arise from, or are used in connection with the ownership or operation of any of the Oil and Gas Properties or the other Assets, including those set forth on Exhibit A-4;

(f)all flowlines, pipelines, gathering and processing systems and appurtenances thereto, located on the Leases or Units or used, or held for use, in connection with the operation of the Wells, including those identified on Exhibit A-5 (the “Gathering Systems”, and together with the Leases, Units, and Wells, the “Oil and Gas Properties”) but, excluding any and all flow lines, gathering lines, pipelines, processing systems, gas processing plants or related facilities owned by Thunderbird;

(g)all personal property, equipment, machinery, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, salt water disposal facilities, utility lines, automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, fixtures, improvements, facilities and other tangible personal property located on the Oil and Gas Properties or used, or held for use, primarily in connection therewith, including such equipment described on Exhibit A-6 (the “Equipment”) but, excluding from the foregoing any personal property owned by RedHawk or Thunderbird (unless specifically stated otherwise in or in accordance with Section 6.5);

(h)all of the original (or copies where originals do not exist) files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Sellers’ or their Affiliates’ possession that are not subject to attorney client privilege or protected from disclosure by third-party agreements (provided that Sellers shall use their commercially reasonable efforts to obtain any waivers of disclosure restrictions) including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Contract files; (iii) correspondence; (iv) operations, environmental (including environmental assessments and studies) and production records; (v) facility and well records; (vi) documents, receipts, and other records relating to the costs described in Section 3.3(a)(viii), and (vii) geologic technical data including logs and maps (collectively, “Records”);

(i)all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets which arise or accrue with respect to periods of time from and after the Effective Time, with Sellers reserving from this sale all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets, which arose or accrued with respect to periods of time prior to the Effective Time; provided, however, that such reservation shall not include any prepayments paid to any Seller and not expended in connection with the operations to which they relate, including cash calls for proposed wells; (ii) liens and security interests in favor of Sellers, whether choate or inchoate, under any Law or contract to the extent arising from, or relating to, the ownership, operation or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Sellers as operator or non-operator of any Oil and Gas Property; and (iii) indemnity, contribution, and other such rights in favor of Sellers or their Affiliates, to the extent

Exhibit 2.1

relating to obligations or liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Sellers;

(j)all rights of Sellers to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Sellers;

(k)all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Leases, Units, and Wells at and after the Effective Time;

(l)all Imbalances relating to the Assets;

(m)all suits, actions, litigation, arbitration, claims and causes of action of Sellers set forth on Schedule 2.1(m); and

(n)all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time.

2.2Excluded Assets.  Sellers shall reserve and retain all of the Excluded Assets.

2.3Reserved Overriding Royalty Interest.  Each Seller may reserve, except and retain unto itself, an overriding royalty interest (free and clear of all expenses and deductions, including, but not limited to, the expenses of drilling, completion, production, gathering, marketing and sales) in and to the oil, gas, casinghead gas, condensate  and other minerals  and the products therefrom, produced, saved and sold from the  interest assigned in (i) the Wells and Leases located within Chisholm Trail Prospect and the Chisholm-Trail Chesapeake Prospect that is equal to the positive difference between 22% and the existing royalty, overriding royalty and other leasehold burdens affecting such Seller’s interest in the Leases attributable to Chisholm Trail Prospect and Chisholm-Trail Chesapeake Prospect  (proportionately reduced) and (ii) the Wells and Leases located within the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect that is equal to the positive difference between 21% and the existing royalty, overriding royalty and other leasehold burdens affecting such Seller’s interest in the Leases attributable to the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect (proportionately reduced); provided that if any such Well or Lease located within Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect is burdened by a lessor’s royalty of more than 20% and not greater than 22%, such Seller’s overriding royalty interest shall be 1% (proportionately reduced) (such overriding royalty interest being hereinafter referred to as the “Reserved Override.”)

2.4Effective Time; Proration of Costs and Revenues.

(a)Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Sellers to Buyer at the Closing, but certain financial benefits and burdens of the Assets, and the ownership thereof, shall be transferred effective as of the Effective Time, as described below.

Exhibit 2.1

(b)Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs and Capital Expenditures incurred at and after the Effective Time.

(c)Sellers shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs and Capital Expenditures incurred prior to the Effective Time.

(d)Should Buyer receive within 12 months after Closing any proceeds or other income to which Sellers are entitled under Section 2.4(c), Buyer shall fully disclose, account for and promptly remit the same to Sellers.  If, within 12 months after Closing, Sellers receive any proceeds or other income with respect to the Assets to which Buyer is entitled pursuant to Section 2.4(b), Sellers shall fully disclose, account for, and promptly remit same to Buyer.

(e)Should Buyer pay within 12 months after Closing any Property Costs or Capital Expenditures for which Sellers are responsible under Section 2.4(c), Sellers shall reimburse Buyer promptly after receipt of an invoice with respect to such Property Costs or Capital Expenditures, provided that prior to paying the same, Buyer shall have notified Sellers of the proposed payment and obtained Seller’s consent to such payment, which consent shall not be unreasonably withheld.  Should Sellers pay within 12 months after Closing any Property Costs or Capital Expenditures for which Buyer is responsible under Section 2.4(b), Buyer shall reimburse Sellers promptly after receipt of an invoice with respect to such Property Costs or Capital Expenditures; provided that prior to paying the same, Sellers shall have notified Buyer of the proposed payment and obtained Buyer’s consent to such payment.  Upon request, Sellers or Buyer, as the case may be, will make available for review, during normal business hours, the relevant vendor or other invoices supporting its request for reimbursement, together with proof of its payment thereof.

(f)Property Costs, right-of-way fees, insurance premiums and Capital Expenditures that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling on or after, the Effective Time.  In each case, Buyer shall be responsible for the portion allocated to the period on and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.

Article III
PURCHASE PRICE

3.1Purchase Price.  The consideration for the purchase, sale and assignment of the Assets by Sellers to Buyer at Closing shall be comprised of (a) an amount equal to Forty-Three Million Two Hundred Sixty Six Thousand Four Hundred Thirteen Dollars and Thirty-Five Cents

Exhibit 2.1

($43,266,413.35) (the “Cash Purchase Price”), as adjusted in accordance with this Agreement (the “Adjusted Purchase Price”) and (b) all of Buyer’s right, title and interest in and to the Buyer Leases and Buyer Lease Records (the “In-Kind Consideration” and together with the Adjusted Purchase Price, the “Total Consideration”).  The Adjusted Purchase Price (minus the Deposit and any earnings thereon prior to the Closing Date and any amount to be deposited into escrow pursuant to Sections 10.1(b), 10.2 and 10.4), as determined at Closing (the “Closing Cash Payment”) shall be paid by Buyer to Sellers at Closing by means of a completed wire transfer in immediately available funds to the account designated by Sellers. Each Seller shall be entitled to and shall receive its pro rata portion of the Cash Purchase Price (and each Seller shall be allocated a pro rata portion of adjustments required to be made to the Cash Purchase Price and costs to be borne by the Sellers pursuant to Section 3.3) based on (a) its relative interests in the Assets and (b) the extent to which any Title Defects, Environmental Defects, or other matters (in respect of which adjustments are required to be made to the Cash Purchase Price) affect its interests in the Assets.

3.2Deposit.  Contemporaneously with the execution of this Agreement by the Parties, the Parties shall execute and deliver to the Escrow Agent the Escrow Agreement, and Buyer shall deliver to the Escrow Agent in immediately available funds the amount of Four Million Three Hundred Twenty Six Thousand Six Hundred Forty One Dollars and Thirty Four Cents ($4,326,641.34) (the “Deposit”).  At Closing, the Deposit (together with all earnings accruing thereon) shall be credited toward the Cash Purchase Price, but shall be retained by the Escrow Agent in accordance with Section 12.6 below.  If this Agreement is terminated prior to Closing, the Parties shall provide joint written instructions to the Escrow Agent to remit the Escrow Amount to such Parties entitled to receive the same in accordance with Section 11.3 of this Agreement.

3.3Adjustments to Purchase Price.  The Cash Purchase Price shall be adjusted as follows:

(a)The Cash Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)an amount equal to, to the extent that such amounts have been received by Buyer and not remitted or paid to Sellers, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (C) any other amounts to which Sellers are entitled pursuant to Section 2.4(c);

(ii)an amount equal to all Property Costs, Capital Expenditures and other costs attributable to the ownership and operation of the Assets which are incurred on or after the Effective Time but paid by Sellers (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding (A) any amounts previously reimbursed to Sellers pursuant to Section 2.4(e) and any Income Taxes, Asset Taxes and Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement and (B) any amounts paid by or on behalf of Sellers from and after the Effective Time in connection with curing or attempting to cure any Title Defect or

Exhibit 2.1

Casualty Loss, or any matter for which Buyer is entitled to indemnification pursuant to Article XII;

(iii)an amount equal to all documented and unreimbursed costs (paid by any Seller and not previously reimbursed by Buyer) attributable to extensions and renewals of any Leases that are or were offered by Husky to Buyer following the Effective Time;

(iv)the amount of all Asset Taxes allocated to Buyer in accordance with Section 13.1 but paid or otherwise economically borne by Sellers;

(v)the amount of all Buyer Lease Taxes allocated to Buyer in accordance with Section 13.1 but paid or otherwise economically borne by Sellers;

(vi)to the extent that Sellers are underproduced or underdelivering as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.16, as complete and final settlement of all such Imbalances, the amount of the Imbalances as of the Effective Time multiplied by a price of $2.125 per MMBtu;

(vii)an amount equal to all documented and unreimbursed drilling, completion and operating costs incurred by Sellers prior to the Effective Time with respect to the Yeti 1-29H Well (API# 35-073-24931) insofar (and only insofar) as such costs relate to the Eagle Energy Exploration Claim (the “Yeti 1-29H Well Costs”); provided that in no event shall the upward adjustment to the Cash Purchase Price pursuant to this clause (vii) exceed One Million Three Hundred Fifty-Six Thousand Dollars ($1,356,000.00).

(viii)an amount equal to all documented and unreimbursed land, survey, title, permitting, Oklahoma Corporation Commission spacing, force pooling and construction costs incurred by Sellers prior to the LOI Effective Date with respect to the well locations set forth on Exhibit E; provided, that in no event shall the upward adjustment to the Cash Purchase Price pursuant to this clause (viii) exceed One Million Seven Hundred Five Thousand Nine Hundred Fifty-One Dollars and Ninety-One Cents ($1,705,951.91); provided, further, that Buyer shall be entitled to invoice Sellers for their respective working interest shares (determined immediately after Closing) of any such costs, as applicable, that relate to the Reserved Sections and may be jointly owned by Buyer and Sellers after Closing in accordance with the applicable operating agreement(s) covering said wells;

(ix)an amount equal to the value of all Hydrocarbons produced from or attributable to the Assets that are in storage or in existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time (which value shall be computed using the applicable contract price at the Effective Time or the actual sale price, as applicable, less any applicable severance Taxes, royalties and similar burdens); provided, however, that the adjustment contemplated by this Section 3.3(a)(ix) shall be only made to the extent that Sellers do not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons; and

(x)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer in writing.

Exhibit 2.1

(b)The Cash Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)an amount equal to all Property Costs, Capital Expenditures and other costs attributable to the ownership and operation of the Assets which are incurred prior to the Effective Time but paid by Buyer (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Buyer pursuant to Section 2.4(e) and any Income Taxes, Asset Taxes and Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement;

(ii)an amount equal to, to the extent that such amounts have been received by Sellers and not remitted or paid to Buyer, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, (C) any other amounts to which Buyer is entitled pursuant to Section 2.4(b).and (D) any other monies collected by any Seller with respect to the ownership or operation of the Assets and not yet spent, including collected cash calls;

(iii)an amount equal to all documented and unreimbursed costs (paid by Buyer and not previously reimbursed by Sellers) attributable to extensions and renewals of any Buyer Leases that are or were offered by Buyer to Husky following the Effective Time;

(iv)the sum of all properly asserted and unwaived Title Defect Amounts determined in accordance with Section 10.1;

(v)if Buyer makes the election under Section 10.3(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(vi)the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 6.6(b)(i), Section 6.7(c), Section 10.3(b)(ii), Section 10.5(a)(i) and Section 10.5(b)(i);

(vii)the amount of all Asset Taxes allocated to Sellers in accordance with Section 13.1 but paid or otherwise economically borne by Buyer;

(viii)the amount of all Buyer Lease Taxes allocated to Sellers in accordance with Section 13.1 but paid or otherwise economically borne by Buyer;

(ix)to the extent that Sellers are overproduced or overdelivering as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.16, as complete and final settlement of all such Imbalances, the amount of the Imbalances as of the Effective Time multiplied by a price of $2.125 per MMBtu;

(x)an amount equal to those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding

Exhibit 2.1

royalties and other similar interests that (1) are held in suspense by Sellers, or (2) are received by any Seller from oil and gas purchasers and not distributed;

(xi)an amount equal to all sums paid to Sellers by Third Parties by reason of an individual Casualty Loss pursuant to Section 6.6 to the extent such sums have not been used to repair or restore any Assets adversely affected by any Casualty Loss in accordance with Section 6.6(a)(i);

(xii)an amount equal to all sums paid by Buyer with respect to the invoices set forth in Schedule 4.31;

(xiii)an amount equal to all sums required to satisfy any Liabilities arising from any Third Party claims attributable to obligations of any Seller or its Affiliates to execute and deliver assignments of any interest in the Assets to any Person that would cause Sellers’ title to any Asset to be less than Defensible Title; provided such Third-Party claims are not Excluded Assets and all amounts are specifically identified in each instance and are accompanied with supporting documentation of such Third-Party claims;and

(xiv)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer in writing.

3.4Preliminary Settlement Statement.  Not less than five (5) Business Days prior to Closing, Buyer shall prepare and deliver to Husky, on behalf of all Sellers, in good faith, using and based upon the best information available to Buyer, a closing statement estimating the Cash Purchase Price after giving effect to all adjustments to the Cash Purchase Price set forth in Section 3.3, setting forth each adjustment to the Cash Purchase Price it anticipates to be appropriate as of the Closing Date necessary to determine the Adjusted Purchase Price (as of the Closing Date) and providing supporting documentation showing the calculation of such adjustments in accordance with Article III (the “Preliminary Settlement Statement”).  Husky, on behalf of all Sellers, will have two (2) Business Days prior to Closing to review the Preliminary Settlement Statement and to provide written notice to Buyer of Sellers’ objection to any item on the statement.  Husky’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Adjusted Purchase Price to be paid at the Closing no later than one (1) Business Day before Closing.  If the Parties do not agree by that date, Buyer’s good faith estimate shall be used to determine the adjustments to the Cash Purchase Price.  If Sellers do not provide written objection(s) within two (2) Business Days prior to Closing, the Parties will treat the Preliminary Settlement Statement as correct for purposes of determining the adjustments to the Cash Purchase Price at Closing, but, understanding, that failure to provide a written objection(s) within two (2) Business Days prior to Closing to any matter set forth in the Preliminary Settlement Statement shall not affect or in any way foreclose Sellers’ right to include any such objection in a Dispute Notice given in connection with the Final Settlement Statement.

3.5Final Settlement Statement.  On or before one hundred and twenty (120) days after Closing (the “Final Settlement Date”), a final settlement statement (the “Final Settlement Statement”) will be prepared by Buyer, based on actual income and expenses and which takes into account all final adjustments made to the Cash Purchase Price and shows the resulting final

Exhibit 2.1

Cash Purchase Price (the “Final Cash Payment”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Husky, on behalf of all Sellers, shall return to Buyer a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and Buyer’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Husky fails to timely deliver a Dispute Notice to Buyer containing changes Sellers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Buyer will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.  If the Final Cash Payment set forth in the Final Settlement Statement is mutually agreed upon by Husky, on behalf of all Sellers, and Buyer, the Final Settlement Statement and the Final Cash Payment shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby).  Within ten (10) days after the earlier of (i) the expiration of Buyer’s thirty (30)-day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Final Cash Payment or the Accounting Arbitrator finally determines the disputed matters, as applicable, (A) Buyer shall pay to Sellers the amount by which the Final Cash Payment exceeds the Closing Cash Payment or (B) Sellers shall pay to Buyer the amount by which the Closing Cash Payment exceeds the Final Cash Payment, as applicable.  All amounts paid pursuant to this Agreement shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6Accounting Disputes.  If Husky, on behalf of Sellers, and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Husky, on behalf of Sellers, shall, within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston, Texas office of Ernst & Young.  If Ernst & Young refuses or is unable to serve and the Parties are unable to agree upon the designation of the Accounting Arbitrator, then the Parties shall in writing request the Dallas/Ft Worth region of the American Arbitration Association (“AAA”), Commercial Arbitration Division to appoint a Single Arbitrator with at least ten (10) years of industry experience in accordance with the expedited commercial rules of the AAA (Ernst & Young, such arbitrator appointed pursuant to this Section 3.6, or such other Person as Buyer and Husky, on behalf of Sellers, may mutually select, as applicable, the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation Buyer or Husky, on behalf of Sellers, may desire to submit.  Within ten (10) Business Days after receiving the Buyer’s and Husky’s, on behalf of Sellers, respective submissions, the Accounting Arbitrator shall render a decision choosing either Husky’s, on behalf of Sellers, position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Sellers.

Exhibit 2.1

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer as of the Execution Date and the Closing Date:

4.1Organization, Existence and Qualification.  As to the applicable Seller, such Seller is duly organized, validly existing and in good standing under the laws of the State of its organization and is duly qualified to do business where the Assets are located.

4.2Authority, Approval and Enforceability.  Each Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which such Seller is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by each Seller of this Agreement have been duly and validly authorized and approved by all necessary action on the part of such Seller.  This Agreement is, and the Transaction Documents to which any Seller is a party, when executed and delivered by such Seller, will be, the valid and binding obligations of such Seller, and enforceable against it, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3No Conflicts.  The execution, delivery and performance by any Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or Contract or (c) violate any Law applicable to such Seller, or any of the Assets.

4.4Consents.  Except (a) as set forth in Schedule 4.4 and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that any Seller or any of its Affiliates is required to obtain in connection with the transfer of the Assets to Buyer or the consummation of the transactions contemplated by this Agreement by Sellers (each, a “Consent”).

4.5Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened in writing against any Seller or any of their respective Affiliates or the Assets.

4.6Foreign Person.  No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

4.7Litigation.  Except as set forth in Schedule 4.7, there is no suit, action or litigation before any Governmental Authority (other than proceedings before the Oklahoma Corporation Commission in the ordinary course of business), and no legal, administrative or arbitration proceeding (or, to Sellers’ Knowledge, inquiry or investigation by any Governmental Authority),

Exhibit 2.1

in each case pending or, to Sellers’ Knowledge, threatened in writing against any Seller or any of their respective Affiliates with respect to the Assets or otherwise relating to the Assets.

4.8Material Contracts.

(a)Schedule 4.8 describes the following agreements and contracts of Sellers and their Affiliates with respect to the Assets or by which the Assets are otherwise bound:

(i)all area of mutual interest agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, farmout agreements, participation agreements, joint venture and exploration or development program agreements relating to the Assets or by which the Assets are bound;

(ii)all Hydrocarbon production sales or purchase, transportation, marketing, supply, exchange and processing agreements relating to the Assets other than such agreements that are terminable on upon not more than thirty (30) days’ notice without penalty, the payment of money, delivery of other consideration or unduly burdensome effort;

(iii)all contracts and agreements with any Affiliate of Sellers by which the Assets will be bound upon and after Closing;

(iv)all contracts and agreements burdening the Assets which could  reasonably be expected to obligate Buyer to spend in excess of Fifteen Thousand Dollars ($15,000) in any calendar year;

(v)all contracts and agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;

(vi)all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets that require aggregate future payments in excess of Fifteen Thousand Dollars ($15,000);

(vii)all contracts and agreements for, or that contemplates, the sale, assignment, exchange or transfer of any Seller’s interest in the Assets;

(viii)all unit agreements and operating agreements applicable to the Assets; and

(ix)all contracts and agreements under which Sellers have a duty to assign any interest in all or a portion of the Assets.

The contracts and agreements described in Sections 4.8(a)(i) through Section 4.8(a)(viii) above are collectively referred to herein as the “Material Contracts”.

(b)Except as disclosed in Schedule 4.8, (i) No Seller (nor any Affiliate of a Seller) is in breach or default under any Material Contract and (ii) to Sellers’ Knowledge, there has not occurred any event by any third party to a Material Contract that with notice or the

Exhibit 2.1

passage of time would constitute a breach or default under, in any material respect, any Material Contract.  With respect to each Seller, and to Seller’s Knowledge, with respect to any third party, all Material Contracts are currently in full force and effect in accordance with their terms.  Prior to Closing, Sellers shall have delivered to Buyer true and complete copies of each Material Contract, the Leases and any and all amendments thereto.

(c)There are no (i) agreements with an Affiliate of any Seller which will be binding on the Assets after Closing, (ii) agreements with Thunderbird or Redhawk which will be binding on the Assets after Closing (except in accordance with Section 6.5 and Section 6.13), or (ii) Hedge Contracts or Debt Contracts that will be binding on the Assets after Closing.

4.9No Violation of Laws.  Sellers’ and their Affiliates’ ownership of the Assets and, to Sellers’ Knowledge, the operation of the Assets that are operated by a Third Party, on or prior to the Closing Date, are in compliance, each in all material respects, with all applicable Laws (excluding Environmental Laws, which are solely addressed in Section 4.12, and Tax matters, which are solely addressed in Section 4.13 and Section 13.1).  Sellers and their Affiliates have not received any written notice of a material violation of or material default by any of them or any of their Affiliates with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to the Oil and Gas Properties.

4.10Preferential Purchase Rights.  There are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11Leases.

(a)Without warranting title to the Leases, each Lease is valid, binding and in full force and effect against the applicable Sellers and their Affiliates owning an interest therein and, to Sellers’ Knowledge, each other party thereto, and no material default exists in the performance of any obligation of such Sellers (or its Affiliates) thereunder that would entitle the lessor to cancel or terminate any Lease and, to Sellers’ Knowledge, no material default exists thereunder by any other Person party thereto.

(b)No party to any Lease or any successor to the interest of such party has filed or, to the Knowledge of Sellers, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease, except as disclosed in Schedule 4.7.

(c)Except as set forth in Schedule 4.11(c), with respect to the Leases, (a) there are no existing Hydrocarbon production or pipeline imbalances, (b) there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, and (c) no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbons produced from the Leases.

(d)Schedule 4.11(d) sets forth those Leases that are being maintained in full force by the payment of shut-in royalties.

4.12Environmental Matters.  Except as set forth on Schedule 4.12:

Exhibit 2.1

(a)the Assets and Sellers’ ownership and operation of the Assets are and, during the surviving periods of all applicable statutes of limitation, have been in compliance in all material respects with all Environmental Laws and Environmental Permits;

(b)all Environmental Permits for operating the Assets have been obtained and are currently in full force and effect, and no Seller has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)there are no claims, demands, suits, investigations, requests for information, orders, or proceedings pending or, to Seller’s Knowledge, threatened under Environmental Law against any Seller with respect to the Assets or its ownership or operation thereof;

(d)there has been no Release or, to Sellers’ Knowledge, threatened Release of Hazardous Substances at, on, under or from the Assets that is in violation of, or that could result in a material liability under, any Environmental Law and there is no Remediation required of any Seller under any Environmental Law as a result of any: (i) presence, Release or, to Sellers’ Knowledge, threatened Release of Hazardous Substances at, on, under or from (x) the Assets or (y) any real property offsite the Assets where any Seller has transported or disposed, or arranged for the transport or disposal, of Hazardous Substances generated at the Assets; or (ii) violation of Environmental Law;

(e)To Seller’s Knowledge, there has been no exposure of any Person or property to Hazardous Substances in connection with any Seller’s ownership or operation of the Assets that would reasonably be expected to form the basis for a material claim for damages or compensation;

(f)No Seller has entered into, nor is any Seller subject to, any agreements, consents, orders, decrees, judgments, settlements or other directives of any Governmental Authority that are in existence as of the date of this Agreement and impose material obligations, restrictions or liabilities under Environmental Law, including any changes in the present or future operation of any of the Assets.

(g)Sellers have made available to Buyer complete and correct copies of all environmental assessments and studies and all similar documentation and correspondence addressing potentially material environmental liabilities or obligations relating to the Assets or the ownership or operation thereof.

4.13Taxes.

(a)All Asset Taxes that have become due and payable have been duly paid, and all Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b)All such Tax Returns are true, correct and complete in all material respects.

Exhibit 2.1

(c)There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes and no request for such waiver or extension is pending.

(d)No audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Seller has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been threatened in writing.

(e)No claim has ever been made by a Taxing Authority with respect to Asset Taxes in a jurisdiction where Sellers do not file Tax Returns with respect to Asset Taxes that Sellers (or any of them) are or may be subject to Asset Taxes in such jurisdiction.

(f)There are no Encumbrances on any of the Assets attributable to Taxes except for Encumbrances for current period Taxes that are not yet due and payable.

(g)None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(h)All of the Assets that are subject to property Tax have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property Tax purposes.

4.14Brokers’ Fees.  No Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.15Royalties.  Except for such items that are being held in suspense by the respective gas or oil purchasers and by Sellers for which the Cash Purchase Price is adjusted pursuant to Section 3.3(b)(x), all Burdens with respect to the Assets have been paid, or if not paid, are being contested in good faith in the normal course of business.  Schedule 4.15 sets forth all Burdens with respect to the Assets that are being contested and all items that are being held in suspense, in each case, by any Seller or its Affiliates

4.16Imbalances.  Schedule 4.16 sets forth all Imbalances associated with the Assets as of the Effective Time.

4.17Current Commitments.  Schedule 4.17 sets forth, as of the date of this Agreement, all authorizations for expenditures (“AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.18Wells.  All Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts and pooling or Unit agreements.  There are not any Wells or other equipment located on the Assets that (a) any Seller is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (b) have been plugged, dismantled or

Exhibit 2.1

abandoned by any Seller in a manner that does not comply in all material respects with Laws.  No Seller has elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Sellers’ interest in any Assets becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in Exhibit A‑1 or Exhibit A‑2.  Schedule 4.18 sets forth the payout balances as of the Execution Date for each Well subject to payout.

4.19No Undisclosed Liabilities.  Except for those Liabilities for which Buyer will have no responsibility pursuant to the terms and conditions of this Agreement, to Sellers’ Knowledge, no Seller has any Liabilities from, based upon, related to or associated with the ownership and operation of the Assets prior to the date of this Agreement that would be required to be included in the balance sheet of such Seller prepared in accordance with GAAP consistent with past practices, except for Liabilities otherwise described in the Schedules to this Agreement.

4.20Guarantees.  Schedule 4.20 is a complete and accurate list of all bonds, letters of credit and guarantees posted or entered into by Sellers (or any of them) in connection with the ownership or operation of the Assets.

4.21No Prepayments.  Schedule 4.21 contains a list of all prepayments, buydowns, take-or-pay and forward sale arrangements. No Seller has received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Buyer will be obligated after the Effective Time to make deliveries of gas without receiving full payment therefor.

4.22Compliance with Permits.  Except as set forth on Schedule 4.22, Sellers have obtained and are maintaining all permits that are necessary or required for the ownership, development and operation of the Assets by Sellers, and (a) all such permits are in full force and effect and (b) there are no proceedings pending or threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification thereof.

4.23Encumbrances. Except for those certain Encumbrances to be terminated as of Closing pursuant to Section 8.3(e), Sellers own the Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

4.24Condemnation.  There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

4.25Drilling Obligations.  Except as set forth on Schedule 4.25, no Seller has any unfulfilled drilling obligations affecting the Leases by virtue of a Contract relating to the Assets or the ownership or operation thereof.

4.26Accredited Investor.  Each Seller is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will assume the Buyer Leases for its own account and not with a view to a sale or distribution thereof in violation of the

Exhibit 2.1

Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

4.27Employment.

(a)No Seller is a party to or bound by, and no employee of a Seller or its Affiliate (“Employee”) is subject to, the terms of any collective bargaining agreement or any other contract or agreement with any labor union or representative of employees, and no such agreements are being negotiated.  No Employee is represented by any labor union or other employee representative body.  There are no labor disputes existing or, to the Knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any of the Employees.

(b)All wages, bonuses and other compensation due, if any, and payable as of the Closing Date to current and former employees (including the Employees) and individual contractors who provide, and have provided, services with respect to the Assets have been paid in full to such individuals.

(c)No legal proceedings, charges, complaints, investigations, grievances or similar actions have been commenced against or with respect to any Seller under any Laws affecting or relating to the employment relationship, and, to the Knowledge of any Seller, no proceedings, charges, investigations, grievances or complaints are threatened under any such Laws and no facts or circumstances exist which could give rise to any such proceedings, charges, investigations, grievances or complaints.  No Seller is subject to any order, settlement or consent decree with or relating to any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination, wage practices, or other claims in respect of employment or labor practices and policies.  No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination and wage payments) of a Seller.

(d)Each Seller is, and has always been, in compliance with all applicable Laws relating to the employment of labor, including labor and employment practices, terms and conditions of employment, employee classification, overtime pay, FLSA compliance, non-discrimination, non-retaliation, wages and hours, employee leave, recordkeeping, payroll documents, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other Taxes, and the full payment of all required social security contributions and Taxes, and no Seller is in violation of any Law concerning retention or classification of independent contractors.

4.28Personal Property and Equipment.  Sellers are the owners of the equipment included within the Assets, free and clear of all liens and encumbrances other than those to be released at Closing and Permitted Encumbrances. Unless removed, repaired or replaced (a) with personal property, equipment and fixtures of similar grade and utility or (b) in connection with

Exhibit 2.1

normal and customary prudent operations, the personal property, equipment and fixtures currently attendant to the Wells was the equipment historically used by the applicable Seller on the Wells prior to the execution of this Agreement. The equipment included within the Assets is adequate in type (but with no representation as to condition) for the operation of the Assets consistent with Sellers’ past practices.  During the six (6) months prior to execution of this Agreement, the inventory of spare parts maintained by each Seller has been used only in the ordinary course of business for maintenance of the Assets, and has not been transferred to other properties owned by one or more Sellers.

4.29Accuracy of Background Materials.  The Records, and other materials made available to Buyer by Sellers, including documents reflecting (i) indices, compilations or summaries of other documents; and (ii) ; environmental records and reports are defined as “Background Materials.” The Background Materials are files, or copies thereof, that Sellers have used in the normal course of business. Except as expressly set forth in this Agreement, Sellers make no representations regarding the accuracy or completeness of any of the Background Materials. However Sellers do represent that, to Sellers’ Knowledge, they have made good faith efforts to make available to Buyer all Background Materials requested by Buyer and maintained by Sellers in the ordinary course of business and that the Background Materials are reasonably complete.

4.30Sufficient Rights to Operate.  (a) Except as set forth in Schedule 4.30 and except for the Excluded Assets, the Assets include all of the material assets (real, personal (tangible and intangible) or other) employed by Sellers in their current ownership and operation of the Oil and Gas Properties (“Employed Assets”); (b) the Employed Assets are, taken as a whole, reasonably sufficient in all material respects for the ownership and, if operated by a Seller, the operation of such Oil and Gas Properties, normal wear and tear excepted; (c) the Employed Assets are in a state of repair adequate in all material respects for normal operations in accordance with standard industry practice in the areas in which they are operated; and (d) subject to normal wear and tear, the Employed Assets are adequate in all material respects, together with all related Oil and Gas Properties, to comply with the requirements of all Contracts.  The Parties understand and acknowledge that (i) Sellers are not representing or warranting as to the transferability of operatorship of the Oil and Gas Properties, and (ii) the rights and obligations associated with operatorship of the Oil and Gas Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

4.31Invoices.  Except as set forth in Schedule 4.31, which will be provided on the Execution Date contemporaneous with Buyer’s execution of the Agreement, there are no unpaid invoices with respect to the Assets.

4.32 Outstanding Assignments.  Except as set forth in Schedule 4.32, there are no outstanding obligations of any Seller or its Affiliates to execute and deliver assignments of any interest in the Assets to any Person, as of the date this Agreement is executed.

4.33FERC.  None of the Assets provide interstate transportation or storage services that are subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Natural Gas Act of 1938, as amended, the Natural Gas Policy Act of 1978, as amended, or the Interstate Commerce Act of 1887, as amended.

Exhibit 2.1

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Execution Date and the Closing Date:

5.1Organization and Existence.  Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2Authority, Approval and Enforceability.  Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer.  This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4Consents.  Except as set forth in Schedule 5.4 and Customary Post-Closing Consents, the execution, delivery and performance of this Agreement by Buyer will not be subject to any consent, approval or waiver from any Governmental Authority or other Third Party.

5.5Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers or any Affiliates of Sellers, or Thunderbird or RedHawk, shall have any responsibility.

5.6Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Exhibit 2.1

5.7Buyer Leases.  Without warranting title to the Buyer Leases, each Buyer Lease is valid, binding and in full force and effect against Buyer and its affiliates owning an interest therein and, to Buyer’s Knowledge, each other party thereto, and no material default exists in the performance of any obligation of Buyer (or its Affiliates) thereunder that would entitle the lessor to cancel or terminate any Buyer Lease and, to Buyer’s Knowledge, no material default exists thereunder by any other Person party thereto.

(a)No party to any Buyer Lease or any successor to the interest of such party has filed or, to the Knowledge of Buyer, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Buyer Lease.

(b)There are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, and no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbons produced from the Buyer Leases.

Article VI
CERTAIN AGREEMENTS

6.1Non-Competition.  From and after Closing until the date that is one (1) year after the Closing Date:

(1)Sellers and their Affiliates shall not, without the consent of Buyer, directly or indirectly (A) encourage, facilitate, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any existing co-working interest owner of the Assets, with respect to a Prohibited Transaction or (B) purchase, acquire, or earn (or purchase or acquire the right to purchase, acquire or earn) from any existing co-working interest owner of the Assets any Hydrocarbon leases, Hydrocarbon interests, royalty interest, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other contractual rights to acquire any of the foregoing interests covering the Designated Prospects (such purchase, acquisition, or earning, a “Prohibited Transaction”).  Without limiting the foregoing, each Seller hereby agrees to immediately cease any and all discussions, negotiations or other activities related to such purchase, acquisition, or earn-out to the extent such discussions, negotiations or other activities are occurring or have occurred on or prior to the execution of this Agreement by all Parties, except for those existing negotiations with the parties listed on Schedule 6.1 and to the extent described in Schedule 6.1.   Each Seller, on behalf of such Seller and its Affiliates, hereby waives and disclaims any preferential purchase right, right of first refusal, or other similar rights and any applicable consents that it may have and that may be applicable to any transaction in which Buyer purchases, acquires, or earns (or purchases or acquires the right to purchase, acquire or earn) any Hydrocarbon leases, Hydrocarbon interests, royalty interest, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other contractual rights to acquire any of the foregoing interests covering any portion of the lands within the Designated Prospects.

(2)Buyer shall not (A) obtain any oil and gas leases from the lessor(s) of the Buyer Leases covering all or a portion of the lands covered by the Buyer Leases which may expire during such one (1) year period; or (B) sell, assign, convey, transfer or otherwise dispose of or disclose to any third party, any Buyer Lease Records, provided, however, that the foregoing shall

Exhibit 2.1

not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Buyer or its Affiliates.

(3)Sellers shall not (A) obtain any oil and gas leases from the lessor(s) of the Leases covering all or a portion of the lands covered by the Leases which may expire during such one (1) year period; or (B) sell, assign, convey, transfer or otherwise dispose of or disclose to any third party, any Records, provided, however, that the foregoing shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Sellers or their Affiliates.

6.2Affiliate Contracts.  Sellers will terminate or cause their respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between any Seller and any Affiliate of a Seller insofar as such contracts or agreements relate to or bind the Oil and Gas Properties.

6.3Imbalances.  Within thirty (30) days after the Closing, Sellers will transfer to Buyer any and all documentation in Sellers’ or their respective Affiliates’ possession necessary for Buyer to administer the Imbalances.

6.4Public Announcements; Confidentiality.

(a)Neither Buyer nor any Seller shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Part(ies); provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its respective Affiliates or (iii) subject to Section 6.4(b), such Party has given the other Part(ies) a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Part(ies) regarding the contents of any such release or announcement prior to making such release or announcement.

(b)Notwithstanding anything in Section 6.4(a) to the contrary, from and after the execution of this Agreement by all Parties, each Seller shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of such Seller and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Sellers or their Affiliates; and provided, further, that prior to making any such disclosures to its Representatives, each Seller shall obtain an undertaking of confidentiality from each such party.

Exhibit 2.1

6.5Thunderbird’s Gas Gathering System in the Chisholm Trail Prospect.   At or prior to Closing, Buyer and Thunderbird shall enter into a purchase and sale agreement (substantially in the form of this Agreement, but modified for the acquisition of the Thunderbird Chisholm Gathering System) to acquire the Thunderbird Chisholm Gathering System for a price equal to Thunderbird’s actual and documented costs incurred as of the LOI Effective Date, which shall not exceed Six Hundred Fifty Thousand Dollars ($650,000.00), and such purchase price shall be delivered to Thunderbird at Closing.  Prior to Closing, Thunderbird shall not transfer, encumber, sell, or otherwise dispose of all or any portion of Thunderbird’s gathering pipelines existing in the Chisholm Trail Prospect which are described on Schedule 6.5 (the “Thunderbird Chisholm Gathering System”) without the prior written consent of Buyer

6.6Casualty or Condemnation Loss.

(a)If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such Casualty Loss together with the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to consents to assign that were not obtained as provided in Section 10.5(b)(i), the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to a third Party exercising its Preferential Purchase Rights on such Assets prior thereto, Remediation Amounts for all Environmental Conditions arising during the period between the Execution Date and the Closing Date, the aggregate Title Defect Amount of all Title Defects covered by the Title Defect Notices (excluding Torchlight/Gossney Defect Amounts), and the aggregate amount of adjustments to the Cash Purchase Price pursuant to Section 3.3(b)(xiii) (excluding Torchlight/Gossney Defect Amounts) is greater than twenty percent (20%) of the Cash Purchase Price, Buyer may elect to terminate this Agreement at any time prior to Closing pursuant to Section 10.3(c).  In the event that Buyer does not elect to terminate this Agreement, Buyer shall elect by written notice to Sellers prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers’ sole cost and expense, prior to the Closing Date or (ii) for the Cash Purchase Price to be reduced by the sums of all amounts paid to Sellers (or any of them) by Third Parties by reason of such Casualty Loss that have not been used to repair or restore any Assets adversely affected by any Casualty Loss in accordance with Section 6.6(a)(i), and each Seller shall assign, transfer and set over to Buyer or subrogate Buyer to all of such Seller’s right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

(b)If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such Casualty Loss together with the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to consents to assign that were not obtained as provided in Section 10.5(b)(i), the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to a third Party exercising its Preferential Purchase Rights on such Assets prior thereto, Remediation Amounts for all Environmental Conditions arising during the period between the Execution Date and the Closing Date, the aggregate Title

Exhibit 2.1

Defect Amount of all Title Defects covered by the Title Defect Notices (excluding Torchlight/Gossney Defect Amounts), and the aggregate amount of adjustments to the Cash Purchase Price pursuant to Section 3.3(b)(xiii) (excluding Torchlight/Gossney Defect Amounts) is less than or equal to twenty percent (20%) of the Cash Purchase Price, Buyer shall nevertheless be required to close and, at Buyer’s option (i) the Assets affected by such Casualty Loss shall be retained by Sellers, in which event the Cash Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Assets and such Assets shall constitute Excluded Assets or (ii) Sellers shall deduct from the Cash Purchase Price all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss that have not been paid to Buyer and each Seller shall assign, transfer and set over to Buyer or subrogate Buyer to all of such Seller’s right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

6.7Access.

(a)From the Execution Date to the Closing Date (the “Examination Period”), Sellers will give Buyer, at Buyer’s sole cost, risk and expense, reasonable access to Sellers’ office and personnel, the Assets and the Records (and the right to copy Records, or the originals thereof) for the purpose of conducting such examinations as Buyer may in its sole discretion choose to conduct with respect to the Assets.  Sellers will use commercially reasonable efforts to obtain waivers from the applicable Third Parties to be able to disclose to Buyer, as soon as reasonably practicable after the Execution Date, all information relating to the Assets that Sellers are restricted from disclosing as a result of confidentiality arrangements under any agreement with Third Parties.

(b)The access granted to Buyer under this Section 6.7 shall be limited to Sellers’ normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Buyer shall coordinate its access rights of the Assets with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers.  Buyer shall provide Sellers with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 6.7, along with a description of the activities Buyer intends to undertake.

(c)During the Examination Period, subject to the provisions below regarding Buyer’s right to request to conduct Phase II Activity, Buyer’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment of the Assets and any visual inspections and record reviews relating to the Assets that Buyer deems reasonably necessary or appropriate, including, without limitation, the condition of the Assets and their compliance with Environmental Laws.  Subject to the following provisions of this Section 6.7(c), Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) (“Phase II Activity”). If, following the conduct of the Phase I Environmental Site Assessment, Buyer reasonably believes that any Phase II Activity is necessary for it to conduct its due diligence investigation of any of the Assets in order to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish to the applicable Seller(s) for review a proposed scope of such Phase II Activity,

Exhibit 2.1

including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted.  Following the receipt and review of such proposal by such Seller(s), such Seller(s) shall elect, in its/their sole discretion, to permit or refuse to permit the conduct of any Phase II Activity by Buyer; provided, however, that if any Seller refuses to permit the conduct of the Phase II Activity, then the Assets with respect to which Buyer requested permission to conduct such Phase II Activity may, at Buyer’s option, be excluded from the Assets to be conveyed to Buyer at Closing and the unadjusted Cash Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 3.3(b)(vi).

6.8Government Reviews.  In a timely manner, Buyer and each Seller shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

6.9Operation of Business.  Except as to (i) requirements from any Governmental Authority, (ii) situations wherein emergency action is taken in the face of risk to life, property, the environment and/or Lease termination or (iii) any matters otherwise consented to in writing by Buyer, which consent shall be in Buyer’s sole discretion, from the Execution Date until the Closing Date, each Seller:

(b)will conduct its business related to the Assets (including the sale of Hydrocarbons) in the ordinary course consistent with such Seller’s recent exploration and drilling activities and good industry practices;

(c)will not propose or commit to any new operation reasonably anticipated by such Seller to require future Capital Expenditures by the owner of the Assets in excess of Fifteen Thousand Dollars ($15,000) per such operation;

(d)will keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by such Seller with respect to the Assets, and will, in connection therewith, consider reasonable requests by Buyer for specific drilling, completion and other operations on the Assets; provided, however, that (i) the determination to undertake any such requested operations will be made by such Seller acting as a reasonably prudent operator, (ii) such Seller will not be required to conduct any operations that it believes would be unsafe or would endanger persons, property or the environment and (iii) any such requested operations undertaken by such Seller will be at the sole cost, risk and expense of Buyer;

(e)will provide Buyer (i) the daily volume totals for Hydrocarbons produced from the Assets at the end of the day following the day of production and (ii) lease operating statements with respect to the Assets by the tenth (10th) day of each month applicable to operations during the preceding month;

Exhibit 2.1

(f)will not terminate, extend, or materially amend, violate, breach or default under, any Material Contract or Lease;

(g)will not execute any agreement relating to the Assets having a term in excess of one month or value in excess of Fifteen Thousand Dollars ($15,000) per such agreement;

(h)will maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and coverages and of the types in force as of the Execution Date;

(i)will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(j)will notify Buyer if any Lease terminates promptly upon learning of such termination;

(k)will maintain all material permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Sellers are required to make under applicable Law with respect to the Assets;

(l)will not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets or Equipment except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices (including for Equipment that is unnecessary and/or is to be replaced), where the consideration is less than an aggregate amount of Fifteen Thousand Dollars ($15,000);

(m)will not waive, compromise or settle any material right or claim with respect to any of the Leases, Units or Wells;

(n)will not incur liabilities not otherwise permitted by this Section 6.9, with respect to the Assets for which Buyer would be responsible after Closing;

(o)will not permit or allow any of the Assets to be subject to any Encumbrances that would impose any material liability, other than Permitted Encumbrances;

(p)will not enter into any contract with any Affiliate of any Seller applicable to the Assets;

(q)will not take, nor permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Assets or permitting access to the Assets or books and records of such Seller) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates.  If such Seller or such Affiliates (or other Persons acting for or on its behalf) receives from any Person any offer, inquiry or other informational request referred to above, such Seller will promptly advise such Person, by written

Exhibit 2.1

notice, of the terms of this provision and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy to Buyer of any such written offer, inquiry, or request;

(r)subject to Buyer’s agreement to promptly reimburse such Seller for the full amount of any documented costs actually incurred in connection therewith, will use commercially reasonable efforts to assist Buyer in developing relationships with all Third Parties having business dealings with respect to the Assets;

(s)will comply in all material respects with all Laws that are applicable to the Assets; and

(t)will not enter into an agreement to take any actions prohibited by any of the foregoing.

6.10Suspense Funds.  The responsibility for payment of all amounts held in suspense by Sellers (or any of them) as to the Assets conveyed at Closing (including (i) suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership with respect to the Assets and (ii) Sellers’ rights to receive all suspended revenue from the oil and gas purchasers associated with the Yeti 1-29H Well Costs) (the “Suspense Funds”) and any suspended funds so held shall be transferred to Buyer at Closing or, with respect to any Asset that any Seller continues to operate after Closing pursuant to any written transaction arrangement with Buyer, such later time as such Seller ceases to operate such Asset, provided, however, that Sellers will retain all responsibility and liability for (a) any amounts that any Seller fails to hold in suspense, (b) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time, and (c) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property status (collectively, the “Shortfall Amounts”).  Sellers shall reimburse Buyer for any Shortfall Amount within fifteen (15) days of its receipt of written notice from Buyer, provided, however, that if Sellers contest the validity or amount of a proposed Shortfall Amount, Sellers may make such reimbursement subject to refund, in which case Buyer shall be obligated to make a refund to Sellers, in the event that all or a portion of the Shortfall Amount is later determined not to be valid.

6.11Certain Agreements Pertaining to the Prairie Grove Prospect.  With respect to the Parties’ interests in and to their respective oil and gas leases and associated assets located in any of the Reserved Sections, the Parties agree to execute and deliver the Prairie Grove Prospect Agreement in the form attached hereto as Annex III in accordance with Section 8.3(n).

6.12Release of Liens.  At or prior to Closing (A) Sellers shall release or cause to be released all claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract, and any other Encumbrances (other than Permitted Encumbrances) burdening the Assets, including the Schlachter Encumbrance, and (B) Sellers shall provide evidence of such release to Buyer.

6.13Thunderbird Dedication Prairie Grove Reserved Section.

Exhibit 2.1

(a)At Closing, Buyer and Thunderbird will, execute the gas gathering agreement attached hereto as Schedule 6.13-A (the “Prairie Grove Gas Gathering Agreement”) pursuant to which Buyer will dedicate all of Buyer’s share of production from the River 1-22H (API# 35-073-24989), Bo 1-23H (API# 35-073-25038), Boss Hogg 1-14H (API# 35-073-24998), Dorothy 1-12H (API# 35-073-25039), and Bigfoot 1-9H (API# 35-073-25019) wellbores to the gathering systems constructed and operated by Thunderbird on such terms no less favorable to Buyer than any Seller’s existing dedication at the Effective Time.

(b)Within five days of the completion of that certain cryogenic gas processing plant located in the NW/4 of Section 21, Township 20 North – Range 9 West, Major County, Oklahoma (the “Thunderbird Gas Plant”), Thunderbird shall provide written notice of such completion to Buyer.  Within five days of Buyer’s receipt of such notice, Buyer and Thunderbird shall execute and deliver the gas purchase agreement attached hereto as Schedule 6.13-B (the “Prairie Grove Gas Purchase Agreement”).  Immediately upon the execution and delivery by Buyer and Thunderbird of the Prairie Grove Gas Purchase Agreement, the Prairie Grove Gas Gathering Agreement shall automatically be terminated, cancelled, become null and void and be of no further force and effect without any further action by Thunderbird or Buyer except as to any Liabilities arising prior to the execution of the Prairie Grove Gas Purchase Agreement that have not been fulfilled, performed, paid, or discharged.

6.14Records.  No later than the Closing Date, Sellers shall deliver to Buyer the original Records.

6.15Unruh Well.  Operatorship of the Unruh 1-34H Well (API# 35-073-25022) has transferred to Buyer in accordance with that certain Letter Agreement by and among the Parties dated September 11, 2015 (the “Unruh Letter Agreement”). At Closing, and if this Agreement terminates without Closing, the Unruh 1-34H Well (API# 35-073-25022) shall be included in the Assets to be transferred, in each case, in accordance with Section 2 of the Unruh Letter Agreement.

6.16Assignments of Overriding Royalty Interest.  Sellers will not convey or assign any overriding royalty interest to Charles V. Long, Jr. or McGreggor Royalties, LLC prior to Closing that would cause Sellers to be unable to deliver the Minimum Net Revenue Interest and to the extent any prior conveyances of overriding royalty interest to Charles V. Long, Jr. or McGreggor Royalties, LLC, if any, would cause Sellers to be unable to deliver the Minimum Net Revenue Interest at Closing, such overriding royalty interest shall be reconveyed to Sellers prior to Closing.

6.17Outstanding Assignments.  Within five (5) Business Days from the Execution Date (the “Assignment Date”), Husky shall record and file all assignments relating to those outstanding obligations of Sellers to execute and deliver assignments of interests in the Assets, as set forth in Schedule 4.32, in the applicable counties covering such Assets.  In the event that Husky fails to record and file such assignments by the Assignment Date, at Buyer’s sole election, the date of Closing shall be extended by up to the number of days between the Assignment Date and the date on which all of such assignments were recorded and filed.

6.18Financial Statements.

Exhibit 2.1

(a)Sellers acknowledge that Buyer and/or its Affiliates will likely be required to include statements of revenues and direct operating expenses relating to the Assets in documents filed with the SEC by Buyer and/or its Affiliates pursuant to the Securities Exchange Act of 1934, as amended, and that such financial statements may be required to be audited and will need to comply with the requirements of Regulation S-X promulgated by the SEC and applicable published positions of the accounting staff of the SEC.  From and after the Closing Date, Husky will use commercially reasonable efforts to assist Buyer in obtaining Sellers' and their respective Affiliates' audited statements of revenues and direct operating expenses relating to the Assets for the calendar year of 2014, along with quarterly stub periods for the calendar year of 2015, necessary to comply with the requirements of the Securities Exchange Act of 1934, as amended, the rules set forth in Regulation S-X and applicable published positions of the accounting staff of the SEC and any other financial information relating to the Assets reasonably believed necessary to comply with a request from the SEC seeking additional information (the "Financial Statements").  Buyer shall be responsible for, and obligated to reimburse Husky for, all reasonable, documented third party costs and expenses incurred by Husky associated with obtaining the Financial Statements.  Husky shall provide Buyer reasonable access during normal business hours to such records (including, to the extent such information is available, all ledgers, books, records, data, files, and accounting and financial records (regardless of physical or electronic form) in the possession of Seller and its Affiliates, in each case, solely to the extent related to the Assets) and personnel of Husky or third parties as Buyer may reasonably request to enable Buyer, and its representatives and accountants, to create and audit the Financial Statements. If requested in writing, Seller shall execute and deliver to the external independent accounting firm that audits, reviews or assists Buyer (and/or any of its Affiliates) in the preparation of the Financial Statements or such other independent accounting firm designated by Buyer to provide such procedures (the "Audit Firm"), such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit used in filings of acquired company financial statements under the Securities Exchange Act of 1934, as amended, as may be reasonably requested by the Audit Firm, with respect to the Financial Statements and solely to the extent related to the Assets, including, as requested, representations regarding internal accounting controls and disclosure controls.

(b)Sellers agree to consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC upon receipt of written notice from Buyer's counsel that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.

Article VII
CONDITIONS TO CLOSING

7.1Sellers’ Conditions to Closing.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:

Exhibit 2.1

(a)Representations.  The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects taking into account such materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

(b)Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d)Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement, except Customary Post-Closing Consents shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)Closing Deliverables.  Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) to Sellers, the documents and other items required to be delivered by Buyer under Section 8.3; and

(f)Casualty Loss; Preferential Purchase Rights; Required Consents; Title Matters; Environmental Conditions. The sum of (i) the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to consents to assign that were not obtained as provided in Section 10.5(b)(i), as applicable, plus (ii) the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to a third Party exercising its Preferential Purchase Rights on such Assets prior thereto, plus (iii) all losses as a result of Casualty Losses that occur after the Execution Date but prior to the Closing Date, plus (iv) the Remediation Amounts for all Environmental Conditions arising during the period between the Execution Date and the Closing Date, plus (v) the aggregate Title Defect Amount of all Title Defects covered by the Title Defect Notices (excluding Torchlight/Gossney Defect Amounts), plus (vi) the aggregate amount of adjustments to the Cash Purchase Price pursuant to Section 3.3(b)(xiii) (excluding Torchlight/Gossney Defect Amounts) shall not exceed twenty percent (20%) of the Cash Purchase Price in the aggregate.

Exhibit 2.1

7.2Buyer’s Conditions to Closing.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of each of the following conditions precedent:

(a)Representations.  The representations and warranties of each Seller set forth in Article IV shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects taking into account such materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

(b)Performance.  Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d)Governmental Consents.  All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)Closing Deliverables.  Each Seller shall have delivered (or be ready, willing, and able to deliver at Closing) to Buyer, the documents and other items required to be delivered by such Seller under Section 8.3;

(f)Release of Liens.  All claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract burdening the Assets shall have been released at or before Closing, and Sellers shall have provided evidence of such release to Buyer at or before Closing;

(g)Material Adverse Effect.  No results, consequences, or matters which have or are reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect on the Oil and Gas Properties or the operations, rights, results of operations or the value of the Oil and Gas Properties shall have occurred since the Execution Date and be continuing as of the Closing Date.  With respect to this Section 7.2(g), the term “Material Adverse Effect” shall not include any such result, consequence, or matter relating to or resulting from any or all of the following to the extent not reasonably within the control of any Seller: (i) general changes in

Exhibit 2.1

worldwide economic conditions or in economic conditions in any nation or region in which any Seller conducts business; (ii) general business or political conditions; (iii) conditions or changes in the securities markets, credit markets, currency markets or other financial markets generally, whether in the United States or any other country or region in the world, including (1) interest rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any changes or developments in applicable Laws or interpretations thereof by any Governmental Authority or accounting rules (or interpretations thereof); (v) changes or developments affecting generally the oil and gas industry including but not limited to changes in commodity prices for Hydrocarbons; (vi) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (vii) any action taken or not taken at the request of, or with the written consent or waiver of, Buyer; and (viii) entering into this Agreement or the announcement or dissemination of information regarding the transactions contemplated by this Agreement;

(h)Casualty Loss; Preferential Purchase Rights; Required Consents; Title Matters; Environmental Conditions.  The sum of (i) the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to consents to assign that were not obtained as provided in Section 10.5(b)(i), as applicable, plus (ii) the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to a third Party exercising its Preferential Purchase Rights on such Assets prior thereto, plus (iii) all losses as a result of Casualty Losses that occur after the Execution Date but prior to the Closing Date, plus (iv) the Remediation Amounts for all Environmental Conditions arising during the period between the Execution Date and the Closing Date, plus (v) the aggregate Title Defect Amount of all Title Defects covered by the Title Defect Notices (excluding Torchlight/Gossney Defect Amounts), plus (vi) the aggregate amount of adjustments to the Cash Purchase Price pursuant to Section 3.3(b)(xiii) (excluding Torchlight/Gossney Defect Amounts) shall not exceed twenty percent (20%) of the Cash Purchase Price in the aggregate; and

(i)Applicable Consents.  The consents set forth in Exhibit F shall have been obtained in writing on or prior to the Closing Date.

Article VIII
CLOSING

8.1Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Buyer and Sellers, take place at 9:00 a.m., Central Time, on the date that is 45 days after the Execution Date (as may be extended pursuant to Section 6.17).  The date on which the Closing occurs is herein referred to as the “Closing Date.”

8.2Place of Closing.  Closing shall be held at the offices of Buyer in Oklahoma City, Oklahoma, or such other place as mutually agreed upon by the Parties.

Exhibit 2.1

8.3Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Sellers (as applicable) and Buyer shall execute, acknowledge and deliver an Assignment in sufficient counterparts to facilitate recording a conveyance of the applicable Assets in the applicable counties covering such Assets.

(b)Each Seller shall execute and deliver, or cause to be executed and delivered, such letters-in-lieu of transfer orders as reasonably requested by Buyer.

(c)Husky shall execute all documents and take all reasonable and customary actions, in each case, necessary to transfer operatorship, including the completion and execution of the Oklahoma Corporation Commission Form 1073, for the Designated Prospects and the Reserved Sections naming the Buyer as the successor operator; provided, however, that Husky will retain operatorship for the wellbore of the Judy 1-15H well (API# 35-073-24901).

(d)Buyer and each Seller shall deliver an executed certificate of non-foreign status that meets the requirements of Treasury Regulation § 1.1445-2(b)(2).

(e)Each Seller shall deliver executed releases of any and all liens, mortgages and other Encumbrances on the Assets incurred such Seller or such Seller’s Affiliates, other than Permitted Encumbrances.

(f)Buyer shall deliver to Sellers, to the account designated by Sellers, by direct bank or wire transfer in immediately available funds, the Closing Cash Payment.

(g)Sellers and Buyer shall execute, acknowledge and deliver the Buyer Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Buyer Leases.

(h)An authorized officer of each Seller shall execute and deliver a certificate dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled.

(i)An authorized officer of Buyer shall execute and deliver a certificate dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled.

(j)Subject to Section 6.13, Sellers shall cause Thunderbird and Redhawk to execute and deliver releases, in forms acceptable to Buyer, of the Assets from any commitments or dedications (including any volume or acreage dedication) to Thunderbird and/or Redhawk.

(k)To the extent applicable, Sellers shall execute, acknowledge, and deliver to Buyer assignments, on appropriate forms, of state, federal, or Indian leases comprising portions of the Assets.

Exhibit 2.1

(l)Sellers shall deliver to Buyer the Records pursuant to Section 6.14.

(m)Sellers and Buyer shall deliver certain Tax information pursuant to Section  13.1(g).

(n)Sellers and Buyer shall execute and deliver the Prairie Grove Prospect Agreement.

(o)Buyer (or its Affiliate) shall deliver to Thunderbird the cash payment required under Section 6.5.

(p)Thunderbird and Buyer shall execute and deliver the Prairie Grove Gas Gathering Agreement.

(q)Sellers and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Article IX
DISCLAIMERS

9.1Disclaimers.

(a)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY OF TITLE IN THE BUYER ASSIGNMENT FROM BUYER, (I) SELLERS AND BUYER MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS AND BUYER EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED BY ANY AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OR ANY OF THE PARTIES’ AFFILIATES).

(b)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE  SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY OF TITLE IN THE BUYER ASSIGNMENT FROM BUYER, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS AND BUYER EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS AND THE BUYER LEASES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY

Exhibit 2.1

ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS AND THE BUYER LEASES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS AND THE BUYER LEASES, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS AND THE BUYER LEASES OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS AND THE BUYER LEASES, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS AND THE BUYER LEASES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS AND THE BUYER LEASES, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS, BUYER, OR THIRD PARTIES WITH RESPECT TO THE ASSETS AND THE BUYER LEASES, AND (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO SELLERS, BUYER OR ITS OR THEIR AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE  SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY OF TITLE IN THE BUYER ASSIGNMENT FROM BUYER, SELLERS AND BUYER FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS AND THE BUYER LEASES, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, AND, SUBJECT TO BUYER’S RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLERS’ REPRESENTATIONS SET FORTH IN ARTICLE IV OR SELLERS’ SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND SUBJECT TO SELLERS’ RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF BUYER’S REPRESENTATIONS SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY OF TITLE IN THE BUYER ASSIGNMENT FROM BUYER, SELLERS AND BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS AND THE BUYER LEASES IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT SELLERS AND BUYER HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SELLERS AND BUYER DEEM APPROPRIATE.

(c)SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 9.1

Exhibit 2.1

ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Article X
TITLE MATTERS AND ENVIRONMENTAL MATTERS

10.1Title Defects.

(a)On or before 5:00 pm Central Time on the date that is five Business Days before Closing (the “Title Defect Claim Date”), Buyer may deliver claim notices meeting the requirements of this Section 10.1(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 10.1(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any claim of Title Defect pursuant to this Section 10.1 which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Sellers on or before the Title Defect Claim Date; provided, however, that, such waiver shall not apply for purposes of Sellers’ special warranty of title set forth in the Assignment.  Each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s) and the Asset(s), or portions thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) to the extent available to Buyer, supporting documents reasonably necessary for Sellers to verify the existence of such Title Defect(s) and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect(s).

(b)Sellers shall have the right, but not the obligation, upon delivering written notice to Buyer on or prior to the date that is three Business Days before the Closing Date, to attempt, at Sellers’ sole cost, to cure or remove any Title Defects (of which Sellers have been advised by Buyer) on or before the expiration of sixty (60) days counted from and after the Closing Date (the “Cure Period”), unless the Parties otherwise agree.  If Sellers have provided notice at or prior to the date that is three Business Days before the Closing Date of Sellers’ intent to attempt to cure a Title Defect within the Cure Period, there shall be no reduction to the Purchase Price with respect to the Title Defect for purposes of Closing and the applicable Title Defect Property shall be assigned to Buyer at Closing, but, solely with respect to those Title Defects for which Sellers have elected to cure, Buyer shall instead deposit into the Escrow Account the amount of the aggregate amount of such Title Defect Amounts for which Sellers have elected to cure and upon satisfactory cure of such Title Defect, or if it is determined by the Title Arbitrator that such Title Defect has been cured then Sellers shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Sellers are entitled to pursuant to this Section 10.1 after taking into account any adjustment to the Cash Purchase Price that may be required hereunder.  If at the end of the Cure Period the Title Defect is not cured as agreed by Sellers and Buyer or if Sellers and Buyer cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the Cure Period, then in either case Buyer shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Buyer is entitled to pursuant to this Section 10.1 which, with respect to any Title Defect determined in Buyer’s favor, shall in no event be more than the Title Defect Amount claimed by Buyer for such Title Defect in the applicable Title Defect Notice; provided however,

Exhibit 2.1

that if the Title Defect Amount is equal to or greater than 100% of the Allocated Value of such Title Defect Property, Sellers shall be entitled to exclude the entirety of the Title Defect Property that is adversely affected by such Title Defect and receive a reconveyance of such Title Defect Property from Buyer, in which event, the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property, and such Title Defect Property shall constitute an Excluded Asset.  Notwithstanding anything herein to the contrary, in the event that the B-55 Encumbrance or the Schlachter Encumbrance are the basis for the Title Defect, and such Title Defect(s) has not been cured by Sellers within the Cure Period, Sellers shall be entitled to exclude such portion of the Title Defect Property solely to the extent of such portion that is adversely affected by such Title Defect and receive a reconveyance of such portion of the Title Defect Property from Buyer, in which event, the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such portion of the Title Defect Property, and such portion of the Title Defect Property shall constitute an Excluded Asset; provided however, that in the event such Title Defect(s) are cured within one year of the Closing Date, Sellers shall convey such portion of the Title Defect Property to Buyer and Buyer shall pay to Sellers an amount equal to the Allocated Value of such portion of the Title Defect Property as may be adjusted pursuant to the terms of this Agreement as if such portion of the Title Defect Property were conveyed at Closing, in which event such portion of the Title Defect Property shall no longer be deemed an Excluded Asset and shall constitute an Asset pursuant to the terms of this Agreement.

(c)In the event that (i) any Title Defect asserted by Buyer in accordance with Section 10.1(a) is not waived by Buyer and (ii) Sellers have not provided notice to Buyer at or prior to the date that is three Business Days before the Closing Date of Sellers’ intent to attempt to cure the given Title Defect, or Sellers have provided such notice but the Title Defect is not cured before the expiration of the Cure Period, then, the Parties shall make a downward adjustment to the Cash Purchase Price by an amount equal to an amount determined pursuant to Section 10.1(d) as being the value of such Title Defect (the “Title Defect Amount”); provided that if the Title Defect Amount is equal to or greater than 100% of the Allocated Value of such Title Defect Property, Sellers shall be entitled to exclude the entirety of the Title Defect Property that is adversely affected by such Title Defect and receive a reconveyance of such Title Defect Property from Buyer, in which event, the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property, and such Title Defect Property shall constitute an Excluded Asset.  For the avoidance of doubt, the Title Defect Amount of a single, discrete Title Defect that affects multiple Assets shall be determined based on the aggregate amount of Allocated Values of the Assets so affected on a Title Defect by Title Defect basis.  The specific net mineral acres, working interests and net revenue interests set forth on Exhibit A-1 and Exhibit A-2 are included for the purpose of claiming defects only and shall not limit the interests hereby conveyed, it being the intent of Sellers to hereby convey to Buyer all of their undivided interest in the Assets, less and except the Reserved Override, regardless of the interests set forth on Exhibit A-1 and Exhibit A-2.

(d)The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

Exhibit 2.1

(i)if Buyer and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Sellers’ interest in the affected Title Defect Property;

(iii)if the Title Defect reflects a difference between (A) the Net Revenue Interest for the affected Title Defect Property that is a Well or Lease and (B) the Net Revenue Interest stated in Exhibit A-2 for the affected Well or Exhibit A-1 for the affected Lease (or the applicable Minimum Net Revenue Interest) and the working interest or expense-bearing interest of Sellers for such Title Defect Property is reduced proportionately below that shown in Exhibit A-1 or in Exhibit A-2 (as applicable), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2 for the affected Well or Exhibit A-1 for the affected Lease (or the applicable Minimum Net Revenue Interest);

(iv)if the Title Defect represents a discrepancy between (A) the Net Mineral Acres designated for such Title Defect Property on Exhibit A-1 and (B) the actual Net Mineral Acres that such Title Defect Property covers after taking into account the Title Defect, then the Title Defect Amount of such Title Defect shall be calculated by multiplying the per Net Mineral Acre Allocated Value for such Title Defect Property by the difference between the preceding clauses (A) and (B) where when subtracting the amount referenced in preceding clause (B) from the amount referenced in clause (A) the result is a positive number;

(v)if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), (iii), or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other factors as are necessary to make a proper evaluation;

(vi)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(vii)notwithstanding anything to the contrary in this Article X, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

10.2Title Dispute Resolution.  Sellers and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to the Closing.  If Sellers and Buyer are unable to agree

Exhibit 2.1

by the Closing, then subject to Section 10.1(b), the Parties shall (i) exchange their final proposed Title Defect Amounts of such Title Defects and (ii) proceed to Closing on the Assets subject to such Title Defects and Buyer shall pay the amount of the Title Defect Amounts as set forth in Buyer’s final proposed Title Defect Amounts of such Title Defects then in dispute into the Escrow Account and all Title Defects and Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 10.2.  Likewise, if Sellers have provided notice at or prior to the date that is three Business Days before the Closing Date of Sellers’ intent to attempt to cure a Title Defect and by the end of the Cure Period, Sellers and Buyer have been unable to agree upon whether such Title Defects have been cured, or Sellers have failed to cure any Title Defects which Sellers provided notice that Sellers would attempt to cure and Sellers and Buyer have been unable to agree on the Title Defect Amounts for such Title Defects, then the cure and/or Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 10.2.  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the end of the Cure Period (or such other time as mutually agreed), and absent such agreement, by the Dallas, Texas office of the American Arbitration Association (the “Title Arbitrator”).  The arbitration proceeding shall be held in Fort Worth, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.2.  The Parties shall submit their respective positions and evidence to the Title Arbitrator within thirty (30) days after selection of the Title Arbitrator.  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal, and shall be limited to awarding only Sellers’ or Buyer’s final proposed Title Defect Amount exchanged by the Parties as provided above.  The Title Arbitrator shall make a separate determination with respect to the existence of each asserted Title Defect.  In making his or her determination, the Title Arbitrator shall be bound by the relevant rules set forth in this Article X and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and/or Title Defect Amount submitted by either Buyer or Sellers and may not award damages, interest or penalties to either Party with respect to any matter, but shall award to the prevailing Party its arbitration costs and attorneys’ fees.  Sellers and Buyer shall each bear one-half of the costs and expenses of the Title Arbitrator.  Within ten days after the Title Arbitrator delivers written notice to Buyer and Sellers of its award with respect to a Title Defect Amount related to a Title Defect, Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Title Arbitrator to Buyer, with respect to any Title Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account with respect to such Title Defects shall be paid to Seller.

10.3Environmental Defects.

(a)Buyer shall deliver to Husky, on behalf of all Sellers, no later than 5:00 pm Central Time on a date that is ten (10) days prior to the Closing Date (the “Environmental Defect Claim Date”), claim notices to Husky, on behalf of all Sellers, meeting the requirements of this Section 10.3(a) (collectively, the “Environmental Defect Notices” and,

Exhibit 2.1

individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 10.3; provided, however, if Buyer is permitted by Husky, on behalf of all Sellers, to conduct Phase II Activity, and conducts any Phase II Activity, with respect to any Asset (a “Phase II Asset”), then the Environmental Defect Claim Date with respect to such Phase II Asset shall be extended for thirty (30) additional days.  For all purposes of this Agreement and subject to Buyer’s remedy for a breach of the representations and warranties made by Sellers pursuant to Section 4.12, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Sellers on or before the Environmental Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Asset(s) (or portions thereof) affected by such alleged Environmental Condition, (iii) to the extent available to Buyer, supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect.  Sellers shall have the right, but not the obligation, to remediate, to the satisfaction of Buyer, any asserted Environmental Defect on or before Closing. If Sellers elects to remediate any Environmental Condition prior to Closing, Sellers shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Sellers elects to undertake.

(b)In the event that any Environmental Defect timely asserted by Buyer in accordance with Section 10.3(a) is not waived in writing by Buyer or cured prior to the Closing Date, then at Closing Parties shall, at Buyer’s sole election, either:

(i)reduce the Cash Purchase Price by the Remediation Amount; or

(ii)exclude the entirety of the Asset that is subject to the Environmental Defect, together with all associated Assets, from the transactions contemplated hereby, in which event the Cash Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Asset(s);

(c)If, with respect to any Environmental Condition arising during the period between the Execution Date and the Closing Date, Buyer obtains a written estimate of the Remediation Amount for such Environmental Condition from an engineer or recognized environmental consulting firm with at least ten (10) years’ experience with environmental matters relating to oil and gas producing properties in the State of Oklahoma) (“Environmental Expert”) and such estimate, together with the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to consents to assign that were not obtained as provided in Section 10.5(b)(i), the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing due to a third Party exercising its Preferential Purchase Rights on such Assets prior thereto, all amounts as a result of Casualty Losses pursuant to Section 6.6, the aggregate Title Defect Amount of all Title Defects covered by the Title Defect Notices (excluding Torchlight/Gossney Defect Amounts), and the aggregate amount of adjustments to the Cash

Exhibit 2.1

Purchase Price pursuant to Section 3.3(b)(xiii) (excluding Torchlight/Gossney Defect Amounts) is greater than twenty percent (20%) of the Cash Purchase Price, Buyer shall have the right, at its sole and absolute discretion to either terminate this Agreement in its entirety or subject the Asset affected by such Environmental Condition to remedies provided in Section 10.3(b).  Such Environmental Expert shall be selected by Buyer and such Environmental Expert shall meet the standards described above; provided, however, that the Environmental Expert shall provide documentation or analysis in reasonable detail supporting such expert’s estimate of the Remediation Amount.  Buyer shall bear all of the costs and expenses of the Environmental Expert.

10.4Environmental Dispute Resolution.  Husky, on behalf of all Sellers, shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing.  If Husky, on behalf of all Sellers, and Buyer are unable to agree by Closing, subject to Buyer’s rights pursuant to Section 10.3(b)(ii), all affected Assets shall be conveyed to Buyer at Closing and Buyer shall pay the amount equal to Buyer’s estimate of the Remediation Amount attributable to such unresolved Environmental Defects claimed by Buyer into the Escrow Account and the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 10.4.  There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Husky, on behalf of all Sellers, within fifteen (15) days after the Closing Date, and absent such agreement, by the Dallas, Texas office of the American Arbitration Association (the “Environmental Arbitrator”).  The arbitration proceeding shall be held in Fort Worth, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of Section 10.3.  The Parties shall submit their respective positions and evidence to the Environmental Arbitrator within thirty (30) days after selection of the Environmental Arbitrator.  The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. The Environmental Arbitrator shall make a separate determination with respect to the existence of each asserted Environmental Defect and/or Remediation Amount.  In making his or her determination, the Environmental Arbitrator shall be bound by the relevant rules set forth in this Article X and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Husky, on behalf of all Sellers, or Buyer and may not award damages, interest or penalties to either Party with respect to any matter, but shall award to the prevailing Party its arbitration costs and attorneys’ fees.  Within ten (10) Business Days of the final resolution of any dispute submitted to the Environmental Arbitrator, Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Environmental Arbitrator to Buyer, with respect to any Environmental Defect resolved in Buyer’s favor and the balance of the escrow attributable to the resolved Environmental Defect shall be paid to Sellers.

10.5Preferential Purchase Rights and Consents to Assign.

Exhibit 2.1

(a)With respect to each Preferential Purchase Right discovered prior to the Closing, Sellers, within five (5) Business Days after the discovery thereof, shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right and requesting waivers of such rights.  Sellers shall thereafter use commercially reasonable efforts to cause such waivers of Preferential Purchase Rights (or the exercise thereof) to be obtained and delivered prior to Closing.

(i)If, prior to Closing, any holder of a Preferential Purchase Right notifies Sellers that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired and Sellers has not received notice of an intent not to exercise or waiver of the Preferential Purchase Right, then the Asset(s) subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset(s) affected by the Preferential Purchase Right), and the Cash Purchase Price shall be reduced by the Allocated Value of the Asset(s) (or portion thereof) so excluded.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right within the time frame specified in the Preferential Purchase Right, or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (A) Sellers shall so notify Buyer and (B) Buyer shall purchase from Sellers, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded, under the terms of this Agreement and for a price equal to the amount by which the Cash Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 10.1.

(ii)All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)With respect to each Consent (other than customary Post-Closing Consents), including those set forth in Schedule 4.4, Sellers, within ten (10) Business Days after the Execution Date, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and Sellers shall thereafter use its commercially reasonable efforts to obtain all such Consents prior to Closing.

(i)If (A) Sellers fail to obtain a Consent (other than customary Post-Closing Consents) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or voidable or (2) the termination of a Lease under the express terms thereof or (B) a Consent requested by Sellers is denied in writing, then, in each case, (i) the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, (ii) the Cash Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded, (iii) Sellers shall hold such Asset or nominee for Buyer, effective as of the Effective Time and (iv) Sellers shall use reasonable commercial efforts to obtain such Consent or promptly as possible following Closing, but such reasonable commercial efforts shall not require Sellers or

Exhibit 2.1

any of their Affiliates to make any out of pocket payments to counterparties.  In the event that a Consent (with respect to an Asset excluded pursuant to this Section 10.5(b)(i)) that was not obtained prior to Closing is obtained as of the Final Settlement Date, then, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Sellers the amount by which the Cash Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded, subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 10.1 and (y) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.  If such Consent has not been obtained as of the Final Settlement Date, then, unless Buyer waives the Consent requirement, the affected Asset shall be deemed an Excluded Asset and Sellers shall retain such Asset.

(ii)If Sellers fail to obtain a Consent set forth in Schedule 4.4 prior to Closing and (A) the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or voidable or (2) the termination of a Lease under the express terms thereof and (B) such Consent requested by Sellers is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets.

(c)With respect to any Asset that requires notification of assignment, Sellers shall, no later than five (5) days after the Closing Date, send to the applicable counterparty a written notice in compliance with the contractual provisions thereof.

Article XI
TERMINATION

11.1Termination.  This Agreement may be terminated at any time prior to Closing:

(a)by the mutual prior written consent of Sellers and Buyer;

(b)by either Buyer or Sellers if Closing has not occurred on or before December 18, 2015 or such later date as agreed to in writing by Buyer and Sellers;

(c)by Buyer, upon delivery of written notice to Sellers at any time prior to the Closing in the event that Sellers have (individually or collectively) breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Sellers of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;

(d)by Sellers, upon delivery of written notice to Buyer at any time prior to the Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Sellers have notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;

Exhibit 2.1

(e)by Buyer if the condition set forth in Section 7.2(h) has not been satisfied; and

(f)by Sellers if the condition set forth in Section 7.1(f) has not been satisfied;

provided, however, that no Party shall be entitled to terminate this Agreement under this Section 11.1 if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder.

11.2Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.14, 5.5, 6.4, 9.1, 11.2, 11.3 and Article XIII which shall continue in full force and effect) and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement; provided that a termination of this Agreement shall not relieve any breach by such Party of this Agreement occurring prior to such termination.  Furthermore, if this Agreement is terminated pursuant to Section 11.1 for any reason, the Settlement Agreement shall be deemed to be null and void ab initio and of no force or effect whatsoever.

11.3Remedies Upon Termination.

(a)Buyer’s Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise knowingly and willfully breaches this Agreement and each Seller is ready to close, then Sellers shall have the right to terminate this Agreement in accordance with Section 11.1(d) and receive the Deposit as liquidated damages, free of any claims by Buyer or any other Person with respect thereto.  The right to receive the Deposit shall be Sellers’ sole and exclusive remedy and in full and complete satisfaction of any losses that may be suffered by Sellers as a result of such termination and Sellers shall be deemed to have waived any and all other rights and remedies available to Sellers in respect of such termination (including liability for breach of this Agreement before such termination).  IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE OIL AND GAS INTERESTS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.  Upon termination of this Agreement under the circumstances described in this Section 11.3(a), the Parties shall provide joint written instructions to the Escrow Agent to distribute the Deposit to Sellers and earnings thereon to Buyer.

(b)Sellers’ Breach.  If Closing does not occur because any Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement and Buyer is ready to close, the Parties shall provide joint written instructions to the Escrow Agent to distribute the Deposit and any earnings thereon to Buyer, free of any claims by any Seller or any other Person

Exhibit 2.1

with respect thereto, and Buyer shall retain all legal and equitable remedies it has for breach of this Agreement; provided, however, that if Buyer elects to enforce specific performance of this Agreement, Buyer must pursue such remedy in lieu of all other legal and equitable remedies.  In the event the Deposit is returned to Buyer and Buyer elects to enforce specific performance of this Agreement, after such return of the Deposit to Buyer, the Deposit shall be deemed to be zero for all purposes of this Agreement.

(c)Termination Pursuant to Section 11.1.  If any Party terminates this Agreement pursuant to Section 11.1 for reasons other than those described in Section 11.3(a) or Section 11.3(b), then neither Sellers nor Buyer shall have any liability to the other Parties for termination of this Agreement, except that the Parties shall jointly instruct the Escrow Agent to distribute the Deposit and any earnings thereon to Buyer.  If Buyer or Sellers terminate this Agreement pursuant to Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach, together with supporting documentation.

Article XII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Section 12.1, or to adjustments to the Cash Purchase Price pursuant to Article III, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets which include those matters set forth on Schedule 2.1(m) (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that Buyer does not assume any obligations or Liabilities to the extent that they are (the following being “Retained Obligations”):

(a)arising from, based upon, related to or associated with the Assets prior to the Effective Time;

(b)arising from, based upon, related to or associated with any Seller’s operations of the Assets prior to the Closing;

(c)the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Leases and Lands and escheat obligations insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Oil and Gas Properties prior to the Closing Date;

(d)arising from, based upon, related to or associated with the ownership, use or operation of the Excluded Assets;

(e)any and all Seller Taxes;

Exhibit 2.1

(f)in respect of claims for bodily injury or death arising out of any incident(s) or occurrence(s) prior to Closing in respect of the Assets;

(g)for fines, penalties or other sanctions arising from violations of Environmental Law(s) by Sellers or any other Third Party that occurred or are attributable to events that occurred prior to Closing in respect of the Assets;

(h)for Liabilities attributable to any contamination or condition that is the result of any off-site transport or disposal, or arrangement for transport or disposal, of any Hazardous Substances from the Assets prior to Closing;

(i)Retained Employee-Related Liabilities;

(j)wells on the Leases and Units that were permanently abandoned by Sellers or their Affiliates prior to the Closing Date;

(k)arising from (i) any matters listed on Part 2 of Schedule 4.7 and any matters that should have been listed on Schedule 4.7, and (ii) any other actions, suits or proceedings relating to the Assets that are not identified on Schedule 2.1(m) for which Sellers have been served with notice or for which Sellers have actual knowledge of prior to the Closing (including without limitation any claims of improper calculation or payment of any Burden); or

(l)arising out of or resulting from any Hedge Contracts or any Debt Contracts of Sellers or any Affiliate relating to the Assets.

12.2Assumption by Sellers.  Without limiting Sellers’ rights to indemnity under this Section 12.2, or to adjustments to the Cash Purchase Price pursuant to Article III, from and after Closing, Seller assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Buyer Leases at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Buyer Leases (hereinafter the “Seller Assumed Obligations”) and the Retained Obligations.

12.3Indemnities by Sellers.  Effective as of Closing, subject to the limitations set forth in Section 12.5 and Section 12.10, Sellers shall be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)any breach by Sellers of any of the representations or warranties contained in Article IV;

Exhibit 2.1

(b)any breach by Sellers of any of their respective covenants or agreements under this Agreement;

(c)any Retained Obligations; or

(d)any Seller Assumed Obligations.

For the avoidance of doubt, if Sellers are required to take action or make some payment to remove any Liability against the Assets existing prior to the Effective Time Sellers shall be responsible for removing such Liability only to the extent of Sellers’ right, title and interest in such Assets.

12.4Indemnities by Buyer.  Effective as of Closing, except to the extent that Sellers are obligated to indemnify Buyer under Section 12.2, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Sellers and their respective Affiliates, and all of their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)any breach by Buyer of any of its representations or warranties contained in Article V;

(b)any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)the Assumed Obligations.

12.5Limitation on Liability.

(a)Sellers shall not have any liability for any indemnification under Section 12.3(a) with respect to any representations or warranties of Sellers, other than those set forth in Sections 4.1, 4.2, 4.5, 4.6, 4.13, 4.14, 4.31, or 4.32 and Sellers’ special warranty of title set forth in the Assignment (collectively the “Sellers Designated Representations”), (i) for any individual Liability unless the amount with respect to such Liability exceeds Ten Thousand Dollars ($10,000.00), and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds one percent (1%) of the Cash Purchase Price (the “Cumulative Deductible”), and then only to the extent the aggregate amount of all such Liabilities exceeds the Cumulative Deductible.

(b)Notwithstanding anything herein or in any Transaction Document to the contrary, the obligations and rights of the Parties hereunder, and the Liabilities for which any Indemnified Party is obligated to indemnify or entitled to indemnity under Section 12.3(a) or Section 12.4(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or material adverse effect set forth in any representation or warranty.

Exhibit 2.1

(c)Notwithstanding anything to the contrary stated in this Agreement, Buyer’s obligation to indemnify Seller Indemnified Parties with respect to the Assumed Obligations shall not extend to any amount actually received by Sellers from an indemnification from a Third Party.  Sellers shall use commercially reasonable efforts to secure indemnification from any applicable Third Party.

12.6Escrow Amount.

(a)Upon Closing, the Deposit will be retained in the account maintained by the Escrow Agent (such amount, the “Escrow Amount”).  Without limiting Sellers’ indemnity obligations under Section 12.2, the Escrow Amount will provide a non-exclusive source of funds to satisfy any Liabilities incurred or sustained by Buyer or its Affiliates arising from any Third Party claims that Sellers have obligations to indemnify under Section 12.3(c).  To the extent that Buyer desires to apply any portion of the Escrow Amount to satisfy any such Liabilities, Buyer shall promptly notify Sellers of the same and within three Business Days of its receipt of Buyer’s notice, Sellers will notify Buyer of their election to either (a) satisfy such Liabilities out of the Escrow Account, in which case the Parties shall provide joint written instructions to the Escrow Agent to remit an amount necessary to satisfy such Liabilities from the Escrow Account to the Person(s) claiming the same or (b) pay to a court of competent jurisdiction an amount equal to the amount of such Liabilities, in which case the Parties shall provide joint written instructions to the Escrow Agent to remit such amount to such court from the Escrow Account and Sellers shall thereafter be responsible for prosecuting any and all claims relating thereto at their sole cost and expense.

(b)On the date that is one hundred eighty (180) days following the Closing Date, the Parties shall instruct the Escrow Agent to release to Sellers the positive difference between the existing amount of the Escrow Amount and the sum of (i) the aggregate amount of all unsatisfied claims for indemnification that Buyer has made on or before such date pursuant to this Article XII and which are to be satisfied (in whole or in part) from the Escrow Amount and (ii) 50% of the Escrow Amount.    Notwithstanding the foregoing, on the date that is three hundred and sixty five (365) days following the Closing Date, the Parties shall instruct the Escrow Agent to release to Sellers the balance of the Escrow Amount remaining in the Escrow Account less the aggregate amount of all unsatisfied claims for indemnification that Buyer has made on or before such date pursuant to this Article XII to Sellers.  Notwithstanding anything herein to the contrary, amounts escrowed pursuant to Sections 10.1(b), 10.2 and Section 10.4 shall remain in escrow until a final determination of liability (or a settlement between the parties) with respect to such claims is made pursuant to this Agreement.

12.7Express Negligence.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Exhibit 2.1

12.8Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 3.5, Section 3.6, Section 10.1, Section 10.2, Section 10.4, Section 12.2, Section 12.4 and Section 13.1, and the special warranties set forth in the Assignment, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided, however, that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.  Except as specified in Section 3.5, Section 3.6, Section 10.1, Section 10.2, Section 10.4, Section 12.2, Section 12.4 and Section 13.1, and the special warranties set forth in the Assignment, effective as of Closing, each Party, on its own behalf and on behalf of the Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, hereby releases, remises and forever discharges the other Parties and their respective Affiliates and all such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by such Party or any of its Affiliates; provided that, nothing herein shall be deemed a waiver of any Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Parties.

12.9Indemnification Procedures.  All claims for indemnification under Section 12.2 and Section 12.4 shall be asserted and resolved as follows:

(a)For purposes of this Article XII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party having the right to be indemnified, with respect to such Liabilities by the other Party pursuant to this Article XII.

(b)To make claim for indemnification under Section 12.2 or Section 12.4, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.9, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.9(b) shall not relieve the Indemnifying Party of

Exhibit 2.1

its obligations under Section 12.2 or Section 12.4 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.9(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and either consent to or reject such proposed settlement, in its reasonable judgment, or (ii) deny liability. Any failure to respond such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.

(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to

Exhibit 2.1

(i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g)Without limiting in any manner the provisions of Section 12.3, the indemnity, savings and hold harmless obligations of Sellers pursuant to Section 12.3 and the term “Liabilities” as used in Section 12.3 are intended to and do cover Liabilities incurred by any Buyer Indemnified Party which (1) arise from the breach of this Agreement or any Transaction Document by Seller or any Seller Indemnified Party and (2) do not involve any third party claim.

12.10Survival.

(a)Sellers’ indemnification obligation under Section 12.3(a) shall only apply if Buyer has provided Sellers with written notice claiming indemnification within twelve (12) months of the Closing, except for (i) any breach of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.14, 4.31, or 4.32 which shall survive Closing indefinitely, (ii) any breach of Section 4.12, which shall survive until three (3) years following the Closing, and (iii) any breach of Section 4.13, which shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.

(b)Buyer’s indemnification obligation under Section 12.4(a) shall only apply if Sellers has provided Buyer with written notice claiming indemnification within twelve (12) months of the Closing.

(c)The remainder of this Agreement shall survive the Closing indefinitely except as may otherwise be expressly provided herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

12.11Waiver of Right to Rescission.  Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement; provided, however, that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.  As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

12.12Non-Compensatory Damages.  None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Sellers or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this

Exhibit 2.1

Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of the Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.13Treatment of Indemnification Payments.  Except as required by applicable Law, the Parties shall treat any indemnification payment or amount paid pursuant to this Article XII as an adjustment to the Cash Purchase Price for federal and applicable state and local income Tax purposes.

Article XIII
MISCELLANEOUS

13.1Expenses and Taxes.

(a)Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.  All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments (i) required to convey title to the Assets to Buyer shall be borne by Buyer and (ii) required to convey title to the Buyer Leases to Sellers shall be borne by Sellers.

(b)To the extent that any sales, use, transfer or similar Taxes (“Transfer Taxes”) are imposed on the conveyance of the Assets to Buyer pursuant to this Agreement, Buyer shall assume responsibility for and shall bear and pay such Transfer Taxes.  Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c)To the extent that any Transfer Taxes are imposed on the conveyance of the Buyer Leases to Sellers pursuant to this Agreement, Sellers shall assume responsibility for and shall bear and pay such Transfer Taxes.  Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)(i) Sellers shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and, subject to the occurrence of the Closing, Buyer shall be allocated and bear all Asset Taxes attributable to (X) any Tax period beginning at or after the Effective Time and (Y) the portion of any Straddle Period beginning at the Effective Time.

Exhibit 2.1

(ii)Solely for purposes of determining Purchase Price adjustments pursuant to Section 3.3, 3.4 and 3.5, as applicable, Buyer shall be allocated and bear all Buyer Lease Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and Sellers shall be allocated and bear all Buyer Lease Taxes attributable to (X) any Tax period beginning at or after the Effective Time and (Y) the portion of any Straddle Period beginning at the Effective Time.

(e)For purposes of Section 13.1(d), (i) Asset Taxes and/or Buyer Lease Taxes, as applicable, that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes and/or Buyer Lease Taxes, as applicable, occurred, (ii) Asset Taxes and/or Buyer Lease Taxes, as applicable, that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes and/or Buyer Lease Taxes, as applicable, described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes and/or Buyer Lease Taxes, as applicable, occurred and (iii) Asset Taxes and/or Buyer Lease Taxes, as applicable, that are ad valorem, property or other such Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax and/or Buyer Lease Tax, as applicable, based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes and/or Buyer Lease Taxes, as applicable, shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Asset Tax and/or Buyer Lease Tax, as applicable, and shall end on the day before the next such date.

(f)To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Cash Purchase Price is to be made with respect to such Asset Tax pursuant to Section 3.3, 3.4 or 3.5, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under Section 13.1(d)(i) and Section 13.1(e).  Notwithstanding anything in this Agreement to the contrary, to the extent the actual amount of a Buyer Lease Tax is not determinable at the time an adjustment to the Cash Purchase Price is to be made with respect to such Buyer Lease Tax pursuant to Section 3.3, 3.4 or 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Buyer Lease Tax for purposes of such adjustment, and the amount of such adjustment as finally determined in accordance with Section 3.5 shall be final and binding.

(g)Subject to Article XII, Buyer shall be responsible for delivering payment to the applicable Taxing Authorities of all Asset Taxes attributable to any taxable period ending prior to the Effective Time or any Straddle Period, and Sellers shall be responsible for delivering

Exhibit 2.1

payment to the applicable Taxing Authorities of all Buyer Lease Taxes attributable to any taxable period ending prior to the Effective Time or any Straddle Period, in each case, that become due and payable on or after the Closing Date.  At or prior to the Closing, Sellers shall provide to Buyer the tax calendar for all Asset Taxes, and Buyer shall provide to Sellers the tax calendar for all Buyer Lease Taxes.

(h)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to any Taxes relating to the Assets and/or the Buyer Leases.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets and/or the Buyer Leases relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.  Notwithstanding anything to the contrary in this Agreement, the control and conduct of any audit or judicial or administrative proceeding with respect to Asset Taxes or Buyer Lease Taxes (as applicable) that is a Third Party Claim shall be governed by Section 12.9.

(i)Buyer shall be entitled to all rights to any refunds of Buyer Lease Taxes and Asset Taxes allocable to Buyer pursuant to Sections 13.1(d) and 13.1(e) regardless of when received.  Seller shall be entitled to all rights to any refunds of Asset Taxes and Buyer Lease Taxes allocable to Seller pursuant to Sections 13.1(d) and 13.1(e).  If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 13.1(i), such receiving Party shall forward to the other Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund.

13.2Assignment.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties, such consent to be withheld for any reason, and any assignment or delegation made without such consent shall be void.  Notwithstanding the preceding, Buyer may assign this Agreement prior to Closing to any Affiliate without the prior written consent of Sellers, if and only if, the Affiliate agrees, in writing, to be bound by the terms and conditions of this Agreement, including, but not limited to, all Buyer Obligations, covenants, representations and warranties of this Agreement and further provided that such Affiliate has the means and ability, as of Closing, to consummate all transactions contemplated by this Agreement.  Any purported assignment of this Agreement to an Affiliate that does not meet the requirements of the foregoing sentence, shall be null and void.   Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and permitted assigns.

13.3Preparation of Agreement.  Each Seller and Buyer and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Exhibit 2.1

13.4Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, or sent by facsimile (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent be electronic mail transmission (“email”) (provided that receipt of such email is requested and received) or addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Husky:

Husky Ventures, Inc.

5800 N.W. 135th Street

Oklahoma City, OK 73142-5938

Attention: Chuck Long, President
Phone: 405-600-9393

Fax: 405-600-9394

Email: chuck@huskyventures.com

If to Silverstar:

Silverstar of Nevada, Inc.

5800 N.W. 135th Street

Oklahoma City, OK 73142-5938

Attention: Chuck Long

Phone: 405-600-9393

Fax: 405-600-9394

Email: chuck@huskyventures.com

If to Maximus:

Maximus Exploration, LLC

5800 N.W. 135th Street

Oklahoma City, OK 73142-5938

Attention: Gregg McDonald

Phone: 405-600-9393

Fax: 405-600-9394

Email: woc@logixonline.com

Exhibit 2.1

If to Atwood:

Atwood Acquisitions, LLC

5800 N.W. 135th Street

Oklahoma City, OK 73142-5938

Attention: Charles V. Long

Phone: 405-600-9393

Fax: 405-600-9394

Email: chuck@huskyventures.com

If to Buyer:

Gastar Exploration Inc.

1331 Lamar, Suite 650

Houston, Texas 77010

Attention: Henry J. Hansen

Phone: 713-739-0443

Fax: 713-739-0458

Email: hhansen@gastar.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or sent by U.S. Express Mail (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.4.

13.5Further Cooperation.  After Closing, Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, to convey and deliver the Buyer Leases to Sellers, to perfect Sellers’ title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

13.6Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND

Exhibit 2.1

NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.6.

13.7Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that only a Party and its respective successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

13.8Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

13.9Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Sellers or Buyer or their respective officers, employees, agents, or representatives and no failure by Sellers or Buyer to exercise any of their respective rights under this Agreement shall, in any case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Sellers and Buyer under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.10Governing Law; Jurisdiction.

(a)This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

Exhibit 2.1

(b)The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby, that is not required to be arbitrated, shall be in any state or federal court in Fort Worth, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)To the extent that any Party or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.10(b).

(d)THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.11Joint and Several Liability.  Husky and Silverstar shall be jointly and severally liable for all of their respective obligations under this Agreement and the remaining Sellers shall be severally liable (and not jointly liable) for their respective obligations under this Agreement.

13.12Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.13Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

Exhibit 2.1

13.14Seller Representative.

(a)Each of Silverstar, Maximus and Atwood, by executing this Agreement, irrevocably constitutes and appoints Husky and its successors, acting as hereinafter provided, as such appointing Party's attorney-in-fact to act on behalf of such Person in connection with the authority granted to Husky pursuant to this Section 13.14, and acknowledges that such appointment is coupled with an interest.

(b)Each of Silverstar, Maximus and Atwood by such appointment (1) authorizes Husky subsequent to the date hereof (i) to give and receive written consents, reports, notices and communications to or from Buyer relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents, (ii) to act on such appointing Party's behalf with respect to any and all matters affecting such appointing Party in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters, and (iii) to negotiate, compromise and resolve any dispute that may arise under this Agreement, provided, however, that in each of clauses (i) through (iii), Husky shall not have the authority to execute any agreements or documents (other than consents, reports, notices and communications) on behalf of Silverstar, Maximus and Atwood, and (2) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Husky pursuant to the authority granted to Husky hereunder.

(c)Each of Silverstar, Maximus and Atwood by the execution of this Agreement expressly acknowledges and agrees that (1) Husky is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such appointing Party and Husky, and (2) Buyer, each Buyer Indemnified Party and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, Husky under this Agreement without any liability to, or obligation to inquire of, such appointing Party.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Husky that is within the scope of Husky's authority under this Section 13.14 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Sellers and shall be final, binding and conclusive upon such appointing Party.  Buyer and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, such appointing Party and Sellers.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

HUSKY VENTURES, INC.

By:/s/ Charles V. Long

Name:Charles V. Long

Title:President

SILVERSTAR OF NEVADA, INC.

By:/s/Charles V. Long

Name:Charles V. Long

Title:President

MAXIMUS EXPLORATION, LLC

By:/s/ Gregg McDonald

Name:Gregg McDonald

Title:Manager

ATWOOD ACQUISITIONS, LLC

By:/s/ Charles V. Long

Name:Charles V. Long

Title:Director

[Signature Page to Purchase and Sale Agreement]

BUYER:

GASTAR EXPLORATION, INC.

By:/s/ Henry J. Hansen

Name:Henry J. Hansen

Title:Vice President, Land

THUNDERBIRD:

THUNDERBIRD MIDSTREAM, LLC

(solely for the purposes of Section 6.5, Section 6.13, and Section 8.3(p))

By:/s/ Charles V. Long

Name:Charles V. Long

Title:    CEO

MCGREGGOR ROYALTIES, LLC

(solely for the purposes of Section 6.16)

By:/s/ Gregg McDonald

Name:Gregg McDonald

Title:   Manager

CHARLES V. LONG, JR.

(solely for the purposes of Section 6.16)

By:/s/ Charles V. Long

[Signature Page to Purchase and Sale Agreement]

Appendix I
DEFINED TERMS

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1.

“AFEs” shall have the meaning set forth in Section 4.17.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Value” shall mean, for any Asset, the portion of the unadjusted Cash Purchase Price allocated to such Asset as set forth on Exhibit A-1 and Exhibit A-2.

“Assets” shall have the meaning set forth in Section 2.1.

“Asset Tax” shall mean any ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement.

“Assignment” shall mean the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, in the form attached as Exhibit B.

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“B55 Encumbrance” shall mean any Encumbrance placed on the Assets (or any of them) by B55 Investments Ltd. and/or its Affiliates.

“Background Materials” shall have the meaning set forth in Section 4.29.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Fort Worth, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Assignment” shall mean the Assignment and Bill of Sale from Buyer to Sellers, pertaining to the Buyer Leases and Buyer Lease Records, in the form attached as Exhibit C.

Appendix I - 1

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2.

“Buyer Leases” shall mean all of Buyer’s right, title, and interest in and to its undeveloped leasehold in the Cherokee Ridge Prospect and the Prairie Grove Prospect (excluding the Prairie Grove 19-9 Prospect and the Prairie Grove-Chesapeake 19-9 Prospect), including those leases set forth on Exhibit H, but excluding those assets and properties set forth on Exhibit I.

“Buyer Lease Records” shall mean all of the original (or copies where originals do not exist) files, records, information and data, whether written or electronically stored, primarily relating to the Buyer Leases in Buyer’s or its Affiliates’ possession that is not subject to attorney client privilege or protected from disclosure by third-party agreements including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Contract files; (iii) correspondence; (iv) operations, environmental (including environmental assessments and studies) and production records; and (v) facility and well records.

“Buyer Lease Tax” shall mean any ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon operation or ownership of the Buyer Leases or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes imposed on the transfer of the Buyer Leases pursuant to this Agreement.

“Capital Expenditures” means capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, which include expenditures related to costs for location building and for drilling, fracking and completing Wells, costs for acquiring certain equipment and for bringing Hydrocarbons to sale.

“Cash Purchase Price” shall have the meaning set forth in Section 3.1.

“Casualty Loss” shall have the meaning set forth in Section 6.6(a).

“Cherokee Ridge Prospect” shall mean the “Cherokee Ridge Prospect” further described in Annex II.

“Chisholm Trail Prospect” shall mean the “Chisholm Trail Prospect” further described in Annex II.

“Chisholm Trail-Chesapeake Prospect” shall mean the “Chisholm Trail-Chesapeake Prospect” further described in Annex II.

“Claim Notice” shall have the meaning set forth in Section 12.9(b).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Cash Payment” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

Appendix I - 2

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall have the meaning set forth in Section 4.4.

“Contracts” shall have the meaning set forth in Section 2.1(d).

“Controlled Group Liabilities” shall mean any and all Liabilities of Sellers (or any of them) or any of their respective ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“Cumulative Deductible” shall have the meaning set forth in Section 12.5(a).

“Cure Period” shall have the meaning set forth in Section 10.1(b).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets from Sellers to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Debt Contract” means any indenture, mortgage, loan, credit or sale-leaseback or similar agreement entered into by Sellers (or any of them) or any of their respective Affiliates creating indebtedness on the part of Sellers or their Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Sellers or their Affiliates.

“Defensible Title” means title deducible of record (taking into account any Seller’s outstanding obligation to assign any of its right, title, and interest in the Assets, by contract or otherwise) which, as of the Title Defect Claim Date:

(i)entitles Sellers to receive Hydrocarbons within, produced, saved and marketed from the Wells and Leases throughout the duration of the productive life of such Wells or Leases except for (a) decreases resulting from the establishment or amendment of involuntary pools or units, and (b) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries to the extent set forth on Exhibit A-1 or Exhibit A-2, as follows: (w) with respect to the Chisholm Trail Prospect, a Net Revenue Interest equal to 78% (proportionately reduced), (x) with respect to the Chisholm Trail-Chesapeake Prospect, a Net Revenue Interest equal to 78% (proportionately reduced), (y) with respect to Prairie Grove 19-9 Prospect, a Net Revenue Interest equal to 79% (proportionately reduced), except to the extent forth on Exhibit A-1 or Exhibit A-2, and (z) with respect to Prairie Grove-Chesapeake 19-9 Prospect, a Net Revenue Interest equal to 79% (proportionately reduced), except to the extent forth on Exhibit A-1 or Exhibit A-2 (each such Net Revenue Interest, a “Minimum Net Revenue Interest”).

(ii)with respect to the Wells and Leases, obligates Sellers to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, of each Well or Lease not greater than the working interest shown in Exhibit A-1 or Exhibit A-2, as

Appendix I - 3

applicable without increase throughout the productive life of such Wells, except for (a) increases that are accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Exhibit A-1 or Exhibit A-2, as applicable;

(iii)with respect to each Lease, entitles Sellers through the life of such Lease to the aggregate number of Net Mineral Acres shown on Exhibit A-1 for such Lease; and

(iv)is free and clear of all Encumbrances other than Permitted Encumbrances;

“Deposit” shall have the meaning set forth in Section 3.2.

“Designated Prospects” shall mean (i) the Chisholm Trail Prospect, (ii) the Chisholm Trail-Chesapeake Prospect, (iii) the Prairie Grove 19-9 Prospect, and (iv) the Prairie Grove-Chesapeake 19-9 Prospect, in each case more particularly described in Annex II.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Eagle Energy Exploration Claim” shall mean that certain lawsuit between Aberdeen Investments, LLC and JICO, Inc. et al styled as CV-2014-76 and described on Schedule 4.7 Part 1.

“Effective Time” shall mean 7:00 a.m. Central Time on July 1, 2015.

“Employed Assets” shall have the meaning set forth in Section 4.30.

“Encumbrance” shall mean any lien, lis pendens, mortgage, security interest, pledge, deposit, restriction, Burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or any other similar defect in title.

“Environmental Arbitrator” shall have the meaning set forth in Section 10.4.

“Environmental Condition” shall mean (a) an adverse condition involving environmental pollution or contamination of the air, soil, subsurface strata, surface waters, ground waters and/or sediments that causes any Asset not to be in compliance with, or provides a basis for giving rise to liability under, any Environmental Law or (b) the existence with respect to the Assets or their operation thereof of any environmental pollution or contamination caused by or related to an Asset for which Remediation is required under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset, including those set forth in Schedule 4.11(d); provided, that Sellers’ refusal to permit the conduct of a Phase II Activity requested by Buyer pursuant to Section 6.7(c) shall not constitute an Environmental Defect.

“Environmental Defect Claim Date” shall have the meaning set forth in Section 10.3(a).

Appendix I - 4

“Environmental Defect Notice” shall have the meaning set forth in Section 10.3.

“Environmental Expert” shall have the meaning set forth in Section 10.3(c).

“Environmental Law” shall mean all applicable Laws as amended from time to time relating to:  (i) pollution or protection of human health, safety, natural resources or the environment; (ii) Releases or threatened Releases of, or exposure to, Hazardous Substances; or (iii) otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, handling, transport or disposal, or arrangement for transport or disposal of Hazardous Substances.

“Environmental Permit” shall mean any permit, license, registration, consent, certification, exemption, variance, approval or other authorization required under or issued pursuant to any Environmental Law.

“Equipment” shall have the meaning set forth in Section 2.1(g).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall mean the escrow agreement attached hereto as Exhibit G.

“Escrow Amount” shall have the meaning set forth in Section 12.6(a).

“Examination Period” shall have the meaning set forth in Section 6.7.

“Excluded Assets” shall mean (a) all of Sellers’ corporate minute books, financial records and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time, except to the extent there has been an upward adjustment to the Cash Purchase Price for any of such items; (c) all claims and causes of action of Sellers arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Sellers (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all claims of Sellers for refunds of or loss carry forwards with respect to (i) Asset Taxes attributable to any period prior to the Effective Time (determined in accordance with Section 13.1(e)), (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (f) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all

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documents and instruments of Sellers that may be protected by an attorney-client privilege (other than title opinions, title abstracts or other chain-of-title materials); (h) all audit rights arising under any of the Material Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets, except for any Assumed Obligations; (i) documents prepared or received by Sellers with respect to (i) lists of prospective purchasers of the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses of any bids submitted by any prospective purchaser, (iv) correspondence between Sellers and its representatives, and any prospective purchaser other than Buyer and (v) correspondence between Sellers and any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (j) any offices, office buildings, office leases and any personal property located in or on such offices or office leases, pipe yards, and storage facilities, other than temporary office buildings and their contents and temporary storage facilities located on the Leases; (k) any leases and other assets specifically listed in Exhibit D (Other Excluded Assets); (l) any debt instruments; (m) any assets (that would otherwise be included as an Asset) excluded from the transactions contemplated by this Agreement pursuant to Section 6.6(b), Section 6.7(c), Section 10.3(b)(ii), Section 10.5(a)(i) or Section 10.5(b)(i), or any other provision of this Agreement; (n) the Reserved Override; (p) subject to Section 6.5 and Section 6.13, any and all assets or contractual rights owned by Thunderbird or RedHawk (q) any interest in the Leases, Units or Wells which was held in the name of any Seller as of the Effective Time or for which Seller receives or is entitled to receive an assignment of interest from Buyer prior to Closing that (i) has been assigned to a third party pursuant to the terms of a Material Contract and such assignment is listed on Schedule 4.32 or (ii) any Seller is required to assign to a third party pursuant to the terms of a Material Contract and such assignment is listed on Schedule 4.32 and (r) any fee simple surface estate owned by Charles V. Long.

“Execution Date” shall have the meaning set forth in the preamble.

“Final Cash Payment” shall have the meaning set forth in Section 3.5.

“Final Settlement Date” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

“Gathering Systems” shall have the meaning set forth in Section 2.1(f).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substance” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (i) chemical, product, material, substance or waste defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous

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waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, oil and gas exploration and production wastes, natural gas, condensate or crude oil or any components, fractions or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials or radon gas.

“Hedge Contract” means any contract to which Sellers or any of their respective Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Sellers and the Hydrocarbons actually delivered on behalf of Sellers at that point.

“In-Kind Consideration” shall have the meaning set forth in Section 3.1.

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 12.9(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.9(a).

“Knowledge” shall mean (a) with respect to Sellers, the actual knowledge (after due inquiry) of the following Persons: Charles V. Long, Jr., Chase Graham, David Green, and Gregg McDonald; and (b) shall mean with respect to Buyer, the actual knowledge (after due inquiry) of the following Persons: Russell Porter, Michael McCown, Rick Johnson, and Henry J. Hansen.

“Law” shall mean any applicable statute, law (including principles of common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, judgment or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or

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environmental damage or Release or threatened Release of, or exposure to Hazardous Materials, or Remediation.

“LOI Effective Date” shall mean August 10, 2015.

“Material Contracts” shall have the meaning set forth in Section 4.8.

“Mineral Interests” shall have the meaning set forth in Section 6.1.

“Minimum Net Revenue Interest” shall have the meaning set forth in the definition of “Defensible Title”.

“Net Mineral Acres” means, as computed separately with respect to each Lease, the number calculated by multiplying (i) the gross number of mineral acres covered by each tract of land covered by such Lease (as determined by the legal description of the leased premises) by (ii) the undivided fee simple mineral interest (expressed as a percentage) in such tract covered by such Lease (as determined by aggregating the fee mineral interests owned by each lessor of such Lease in that tract), by (iii) Sellers’ undivided percentage working interest in such Lease, then next adding the results obtained for each such tract covered by such Lease.

“Net Revenue Interest” shall mean, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease after giving effect to all Burdens and the Reserved Override.

“NORM” shall mean naturally occurring radioactive material.

“Oil and Gas Properties” shall have the meaning set forth in Section 2.1(f).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well or Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease (or the applicable Minimum Net Revenue Interest), does not obligate Sellers to bear a Working Interest with respect to any Well or Lease in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 and Exhibit A-2, as applicable (or the applicable Minimum Net Revenue Interest), in the same proportion as any increase in such Working Interest), or does not reduce Sellers’ Net Mineral Acres below that shown on Exhibit A-1 for such Lease;

(b)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so contested, are identified on Schedule A-1;

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(c)all Customary Post-Closing Consents;

(d)conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(e)rights of a common owner of any interest in rights-of-way, permits or easements held by Sellers and such common owner as tenants in common or through common ownership;

(f)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets;

(g)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers, and if so contested, are identified on Schedule A-1;

(h)liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers, and if so contested, are identified on Schedule A-1;

(i)any Encumbrance arising out of or related to those Certain Claims which are depicted on Schedule 2.1(m); and

(j)any Encumbrance affecting the Assets that is discharged by Sellers at or prior to Closing, provided however, that in no event shall the B-55 Encumbrance or the Schlachter Encumbrance constitute Permitted Encumbrances unless such Encumbrances are fully removed prior to Closing.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Phase II Activity” shall have the meaning set forth in Section 6.7(c).

“Phase II Asset” shall have the meaning set forth in Section 10.3(a).

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“Prairie Grove 19-9 Prospect” shall mean the “Prairie Grove 19-9 Prospect” further described in Annex II.

“Prairie Grove Prospect” shall mean the “Prairie Grove Prospect” further described in Annex II.

“Prairie Grove-Chesapeake 19-9 Prospect” shall mean the “Prairie Grove-Chesapeake 19-9 Prospect” further described in Annex II.

“Prairie Grove-Chesapeake Prospect” shall mean the “Prairie Grove-Chesapeake Prospect” further described in Annex II.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Prohibited Transaction” shall have the meaning set forth in Section 6.1.

“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments, royalty payments, overriding royalties, net profits or other lease burdens; title examination and curative actions; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Oil and Gas Properties), (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.  For purposes of certainty, Property Costs shall not include any Capital Expenditures, Income Taxes, Asset Taxes or Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement.

“Records” shall have the meaning set forth in Section 2.1(h).

“RedHawk” shall mean RedHawk Disposal LLC.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Remediation” shall mean all actions to:  (i) clean up, remove, treat, remediate or in any other way respond to or address any Hazardous Substances in the indoor or outdoor environment; (ii) prevent or minimize any Release so that a Hazardous Substance does not migrate or endanger or threaten human health or welfare or the indoor or outdoor environment; (iii) perform any corrective or curative actions necessary to resolve any alleged or actual violations of Environmental Law; or (iv) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Substance.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the sum (without duplication) of (a) estimated amount of all reasonable costs and expenses to be incurred in the Remediation of such Environmental Condition plus (b) all other environmental liabilities reasonably attributable to claims asserted prior to the Defect Claim Date.

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“Representatives” with respect to a Person, shall mean any director, manager, officer and employee, agent, Affiliate, or advisor (including attorneys, accountants, consultants, brokers, banks and financial advisors) of such Person.

“Reserved Override” shall have the meaning set forth in Section 2.3

“Reserved Sections” means Sections 5, 6, 7, 8, 15, 21 and 22 of Township 19 North – 9 West of the Prairie Grove Prospect and the Prairie Grove-Chesapeake Prospect.

“Retained Employee-Related Liabilities” shall mean all Liabilities that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Employee Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by any Seller or any of such Seller’s ERISA Affiliates or to which any Seller or any of such Seller’s ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities, or (b) the employment or engagement of any Employee or other current or former employee or individual contractor who provides or has provided services with respect to the Assets, including all Liabilities arising from or relating to any act or omission or other practice arising from or relating to an employment or consulting relationship or termination thereof arising at any time.

“Retained Obligations” shall have the meaning set forth in Section 12.1.

“Schlachter Encumbrance” shall mean any Encumbrance placed on the Assets (or any of them) by Schlachter Operating Corporation, Danial Investments LP, and/or its and their Affiliates.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph herein.

“Sellers Designated Representations” shall have the meaning set forth in Section 12.5(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.4.

“Seller Taxes” shall mean (i) all Income Taxes imposed by any applicable Laws on any Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Sellers pursuant to Section 13.1 (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Sellers as a result of the adjustments to the Cash Purchase Price made pursuant to Section 3.3, 3.4 and 3.5 as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.1(f)), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of any Seller that is not part of the Assets, and (iv) any and all Taxes (other than the Taxes described in clauses (i), (ii) or (iii) of this definition) imposed on or with respect to the ownership or operation of the Assets for any Tax period (or portion thereof) ending before the Effective Time.

“Settlement Agreement” shall have the meaning set forth in the Recitals.

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“Shortfall Amounts” shall have the meaning set forth in Section 6.10.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” shall have the meaning set forth in Section 6.10.

“Tax” or “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax,  payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or any officer or director of any Party or Affiliate of any Party.

“Third Party Claim” shall have the meaning set forth in Section 12.9(b).

“Thunderbird” shall mean Thunderbird Midstream, LLC.

“Thunderbird Chisholm Gathering System” shall have the meaning set forth in Section 6.5 and is further described on Schedule 6.5.

“Title Arbitrator” shall have the meaning set forth in Section 10.2.

“Title Defect” shall mean any Encumbrance or defect that causes Sellers’ title to any Asset to be less than Defensible Title; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

(a)defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer

Appendix I - 12

provides evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset; and

(b)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws.

“Title Defect Amount” shall have the meaning set forth in Section 10.1(c).

“Title Defect Claim Date” shall have the meaning set forth in Section 10.1(a).

“Title Defect Notice” shall have the meaning set forth in Section 10.1(a).

“Title Defect Property” shall have the meaning set forth in Section 10.1(a).

“Torchlight/Gossney Defect Amount” shall mean any Title Defect Amount or amount of adjustments to the Cash Purchase Price pursuant to Section 3.3(b)(xiii) to the extent such amount arises from Sellers’ failure to (1) acquire, prior to Closing, all of Torchlight Energy, Inc.’s right, title and interest in and to the oil and gas leases described on Exhibit A-1 and Exhibit A-2, (2) cause to be extinguished, prior to Closing, all of Torchlight Energy, Inc.’s claim to any of Seller’s right, title and interest in and to the oil and gas leases described on Exhibit A-1 and Exhibit A-2, or (3) cause to be extinguished, prior to Closing, all of Ross Gossney’s claim to any of Seller’s right, title and interest in and to the oil and gas leases described on Exhibit A-1 and Exhibit A-2.

“Total Consideration” shall have the meaning set forth in Section 3.1.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 13.1(b).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(c).

“Wells” shall have the meaning set forth in Section 2.1(a).

“Working Interest” shall mean, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced through such Well or underlying lands covered by such Lease, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Hydrocarbons, but without regard to the effect of any Burdens.

“Yeti 1-29H Well Costs” shall have the meaning set forth in Section 3.3(a)(vii).

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